Exhibit 2.3

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of February 2, 2004, by and among: VERITY, INC., a Delaware corporation (“Parent”); COLT ACQUISITION CORP., a California corporation and a wholly owned subsidiary of Parent (“Merger Sub”); CARDIFF SOFTWARE, INC., a California corporation (the “Company”); and ROBERT WADSWORTH as the Shareholders’ Representative (the “Shareholders’ Representative”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

    A.        Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company (the “Merger”) in accordance with this Agreement and the California General Corporation Law (the “CGCL”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

    B.        This Agreement has been approved by the respective boards of directors of Merger Sub and the Company.

    C.        Concurrently with the execution of this Agreement, in order to induce Parent and Merger Sub to enter into this Agreement, the shareholders of the Company identified on Schedule I (the “Key Shareholders”) are entering into Shareholder Agreements with Parent (the “Shareholder Agreements”).

AGREEMENT

        The parties to this Agreement agree as follows:

SECTION 1. DESCRIPTION OF TRANSACTION

1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the CGCL.

1.3 Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Cooley Godward LLP, 3175 Hanover Street, Palo Alto, California, at 10:00 a.m., California time, on a date to be designated by Parent, which shall be no later than the second business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6 and 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.” Subject to the provisions of this Agreement, an agreement of merger satisfying the applicable requirements of the CGCL and otherwise satisfactory in form and substance to Parent shall be duly executed by the Company and Merger Sub and, concurrently with or as soon as practicable following the Closing, shall be delivered to the Secretary of State of the State of California for filing (together with the officers’ certificates required by the CGCL). The Merger shall become effective at the time of the filing of such agreement of merger with the Secretary of State of the State of California (the “Effective Time”).

1.4 Articles of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time: (a) the articles of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to Exhibit B; (b) the bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time; and (c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the individuals identified on Schedule 1.4.

1.5 Conversion of Shares.

(a)     Subject to Sections 1.5(c), 1.5(d), 1.9 and 9, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any shareholder of the Company:

(i)     each share of Series A Preferred Stock, no par value, of the Company (“Series A Preferred Stock”) outstanding immediately prior to the Effective Time (excluding any shares of Series A Preferred Stock converted into Company Common Stock prior to the Effective Time) shall be converted into the right to receive $0.26 in cash (reduced by amounts to be withheld pursuant to Sections 1.5(c) and 1.5(d));

(ii)     each share of Series A-1 Preferred Stock, no par value, of the Company (“Series A-1 Preferred Stock”) outstanding immediately prior to the Effective Time (excluding any shares of Series A-1 Preferred Stock converted into Company Common Stock prior to the Effective Time) shall be converted into the right to receive $0.5735 in cash (reduced by amounts to be withheld pursuant to Sections 1.5(c) and 1.5(d));

(iii)     each share of Series B Preferred Stock, no par value, of the Company (“Series B Preferred Stock”) outstanding immediately prior to the Effective Time (excluding any shares of Series B Preferred Stock converted into Company Common Stock prior to the Effective Time) shall be converted into the right to receive, in cash, the sum of (A) $1.52 plus (B) the Accrued Series B Dividend Per Share Amount plus (C) the Residual Per Share Amount (calculated pursuant to Section 1.5(b)) (such sum to be reduced by amounts to be withheld pursuant to Sections 1.5(c) and 1.5(d));

(iv)     each share of Series C Preferred Stock, no par value, of the Company (“Series C Preferred Stock”) outstanding immediately prior to the Effective Time (excluding any shares of Series C Preferred Stock converted into Company Common Stock prior to the Effective Time) shall be converted into the right to receive $3.59 in cash (reduced by amounts to be withheld pursuant to Sections 1.5(c) and 1.5(d) in the event the Required Amendment Shareholder Vote (as defined in Section 2.22) is obtained);

(v)     any shares of Company Common Stock owned by Parent, Merger Sub or any direct or indirect wholly owned subsidiary of Parent, Merger Sub or the Company immediately prior to the Effective Time shall be canceled without payment of any consideration with respect thereto;

(vi)     each share of Company Common Stock outstanding immediately prior to the Effective Time (other than shares of Company Common Stock described in clause “(v)” above) shall be converted into the right to receive an amount in cash equal to the Residual Per Share Amount (calculated pursuant to Section 1.5(b)) (reduced by amounts to be withheld pursuant to Sections 1.5(c) and 1.5(d)); and

(vii)     each share of the common stock, no par value, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

(b)     The “Residual Per Share Amount” shall be calculated as follows:

$66,000,000 – A – B – C + D
E

A	= The Cash Adjustment Amount. If the Adjusted Closing Cash Balance is less than $13,000,000, then the “Cash Adjustment Amount” shall be equal to $13,000,000 minus the Adjusted Closing Cash Balance. If the Adjusted Closing Cash Balance is equal to or greater than $13,000,000, then the “Cash Adjustment Amount” shall be zero. The “Adjusted Closing Cash Balance” shall be equal to (i) the dollar amount of the Company’s cash balances immediately after the Effective Time, plus (ii) the aggregate dollar amount of any Transaction Expenses of the Acquired Corporations paid in cash by the Company during the Pre-Closing Period (as defined in Section 4.1), minus (iii) the aggregate dollar amount received by the Company in connection with the exercise of Company Options during the period from December 31, 2003 through the Effective Time.

B	= The Aggregate Company Transaction Expense Amount.

C	= The Aggregate Liquidation Preference. The “Aggregate Liquidation Preference” shall be the sum of: (i) the product of $0.26 multiplied by the aggregate number of shares of Series A Preferred Stock outstanding immediately prior to the Effective Time (excluding any shares of Series A Preferred Stock converted into Company Common Stock prior to the Effective Time); plus (ii) the product of $0.5735 multiplied by the aggregate number of shares of Series A-1 Preferred Stock outstanding immediately prior to the Effective Time (excluding any shares of Series A-1 Preferred Stock converted into Company Common Stock prior to the Effective Time); plus (iii) the product of (A) the aggregate number of shares of Series B Preferred Stock outstanding immediately prior to the Effective Time (excluding any shares of Series B Preferred Stock converted into Company Common Stock prior to the Effective Time) (the “Outstanding Series B Share Number”) multiplied by (B) the sum of $1.52 plus the Accrued Series B Dividend Per Share Amount; plus (iv) the product of $3.59 multiplied by the aggregate number of shares of Series C Preferred Stock outstanding immediately prior to the Effective Time (excluding any shares of Series C Preferred Stock converted into Company Common Stock prior to the Effective Time).

D	= The Aggregate Exercise Amount. The “Aggregate Exercise Amount” shall be the sum of (i) the aggregate dollar amount actually received by the Company in connection with the exercise of Company Options during the Pre-Closing Period, plus (ii) the aggregate dollar amount that would be received by the Company if all of the Company Options outstanding as of the Effective Time (excluding any Company Options exercised prior to the Effective Time) were exercised prior to the Effective Time; provided, however, that any Company Option that has an exercise price per share that exceeds the Residual Per Share Amount shall, for purposes of calculating the “Aggregate Exercise Amount,” be deemed have an exercise price per share equal to the Residual Per Share Amount.

E	= The Fully Diluted Company Share Number. The “Fully Diluted Company Share Number” shall be the sum of (i) the aggregate number (the “Outstanding Common Share Number”) of shares of Company Common Stock outstanding immediately prior to the Effective Time (including any such shares that are subject to a repurchase option or risk of forfeiture under any restricted stock purchase agreement or other Contract and any such shares issuable in connection with the conversion of shares of Company Preferred Stock as to which conversion notices have been given prior to the Effective Time), plus (ii) the aggregate number of shares of Company Common Stock purchasable under or otherwise subject to Company Options (whether vested or unvested) outstanding immediately prior to the Effective Time, plus (iii) the aggregate number of shares of Company Common Stock purchasable under or otherwise subject to warrants and other rights (other than Company Options) to acquire shares of Company Common Stock (whether or not immediately exercisable) outstanding immediately prior to the Effective Time, plus (iv) the Outstanding Series B Share Number, plus (v) the aggregate number of shares of Company Common Stock issuable upon the conversion of any convertible securities of the Company (other than shares of Company Preferred Stock) outstanding immediately prior to the Effective Time.

(c)     At the Effective Time, the Aggregate Indemnity Escrow Cash Amount (as defined below) shall be delivered by Parent to the Escrow Agent as a contribution to the Indemnity Escrow Fund on behalf of the Escrow Participants (as defined in Section 9.8(g)). If the Required Amendment Shareholder Vote is obtained and the Articles Amendment is filed with the Secretary of State of the State of California, then the Aggregate Indemnity Escrow Cash Amount shall be withheld from the consideration otherwise payable to the Non-Dissenting Shareholders pursuant to Section 1.5(a). Such amount shall be withheld on a pro rata basis based on the respective Proportionate Shares (as defined below) of the Non-Dissenting Shareholders. If the Required Amendment Shareholder Vote is not obtained, then the Aggregate Indemnity Escrow Cash Amount shall be withheld from the consideration otherwise payable to the Specified Shareholders pursuant to Section 1.5(a) as follows: (1) an amount determined by multiplying $0.26 by the Indemnity Escrow Percentage (as defined below) shall be withheld with respect to each share of Series A Preferred Stock held by a Specified Shareholder immediately prior to the Effective Time (excluding any shares of Series A Preferred Stock converted into Company Common Stock prior to the Effective Time); (2) an amount determined by multiplying $0.5735 by the Indemnity Escrow Percentage shall be withheld with respect to each share of Series A-1 Preferred Stock held by a Specified Shareholder immediately prior to the Effective Time (excluding any shares of Series A-1 Preferred Stock converted into Company Common Stock prior to the Effective Time); (3) an amount determined by multiplying the Special Series B Amount (as defined below) by the Indemnity Escrow Percentage shall be withheld with respect to each share of Series B Preferred Stock held by a Specified Shareholder immediately prior to the Effective Time (excluding any shares of Series B Preferred Stock converted into Company Common Stock prior to the Effective Time); (4) no amount shall be withheld with respect to any shares of Series C Preferred Stock; and (5) an amount determined by multiplying the Residual Per Share Amount by the Indemnity Escrow Percentage shall be withheld with respect to each share of Company Common Stock held by a Specified Shareholder immediately prior to the Effective Time. The Indemnity Escrow Fund shall be held by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement and shall be disbursed solely in accordance with the terms of this Agreement and the Escrow Agreement. For purposes of this Agreement:

(i)     the “Aggregate Indemnity Escrow Cash Amount” shall be 20% of the sum of (A) the Aggregate Liquidation Preference plus (B) the product of (I) the Residual Per Share Amount multiplied by (II) the Outstanding Participating Share Number;

(ii)     the “Indemnity Escrow Percentage” shall be the percentage corresponding to the fraction having a numerator equal to the Aggregate Indemnity Escrow Cash Amount and having a denominator equal to the total consideration payable to all Specified Shareholders pursuant to Section 1.5(a) (disregarding amounts to be withheld pursuant to Sections 1.5(c) and 1.5(d));

(iii)     the “Outstanding Participating Share Number” shall be the sum of the Outstanding Common Share Number plus the Outstanding Series B Share Number;

(iv)     the “Proportionate Share” of a Non-Dissenting Shareholder shall be the fraction having a numerator equal to the total consideration payable to such Non-Dissenting Shareholder pursuant to Section 1.5(a) (disregarding amounts to be withheld pursuant to Sections 1.5(c) and 1.5(d)) and having a denominator equal to the total consideration payable to all Non-Dissenting Shareholders pursuant to Section 1.5(a) (disregarding amounts to be withheld pursuant to Sections 1.5(c) and 1.5(d));

(v)     the “Special Series B Amount” shall be the dollar amount determined by dividing (A) the sum of (I) the product of the Outstanding Series B Share Number multiplied by the sum of (x) $1.52 plus (y) the Accrued Series B Dividend Per Share Amount plus (z) the Residual Per Share Amount, plus (II) the product of the aggregate number of shares of Series C Preferred Stock held immediately prior to the Effective Time by any Specified Shareholder that also holds shares of Series B Preferred Stock immediately prior to the Effective Time multiplied by $3.59, by (B) the Outstanding Series B Share Number; and

(vi)     “Specified Shareholders” shall mean (A) holders of Company Common Stock that are Non-Dissenting Shareholders and (B) each Person that holds Company Preferred Stock immediately prior to the Effective Time and that has executed a written consent approving the principal terms of the Merger and the Articles Amendment.

(d)     At the Effective Time, the sum of $250,000 (the “Aggregate Expense Escrow Cash Amount”) shall be delivered by Parent to the Escrow Agent as a contribution to the Expense Escrow Fund. If the Required Amendment Shareholder Vote is obtained and the Articles Amendment is filed with the Secretary of State of the State of California, then the Aggregate Expense Escrow Cash Amount shall be withheld from the aggregate consideration otherwise payable to Non-Dissenting Shareholders pursuant to Section 1.5(a). Such amount shall be withheld on a pro rata basis based on the respective Proportionate Shares of the Non-Dissenting Shareholders. If the Required Amendment Shareholder Vote is not obtained, then the Aggregate Expense Escrow Cash Amount shall be withheld from the aggregate consideration otherwise payable to the Specified Shareholders pursuant to Section 1.5(a) as follows: (1) an amount determined by multiplying $0.26 by the Expense Escrow Percentage (as defined below) shall be withheld with respect to each share of Series A Preferred Stock held by a Specified Shareholder immediately prior to the Effective Time (excluding any shares of Series A Preferred Stock converted into Company Common Stock prior to the Effective Time); (2) an amount determined by multiplying $0.5735 by the Expense Escrow Percentage shall be withheld with respect to each share of Series A-1 Preferred Stock held by a Specified Shareholder immediately prior to the Effective Time (excluding any shares of Series A-1 Preferred Stock converted into Company Common Stock prior to the Effective Time); (3) an amount determined by multiplying the Special Series B Amount by the Expense Escrow Percentage shall be withheld with respect to each share of Series B Preferred Stock held by a Specified Shareholder immediately prior to the Effective Time (excluding any shares of Series B Preferred Stock converted into Company Common Stock prior to the Effective Time); (4) no amount shall be withheld with respect to any shares of Series C Preferred Stock; and (5) an amount determined by multiplying the Residual Per Share Amount by the Expense Escrow Percentage shall be withheld with respect to each share of Company Common Stock held by a Specified Shareholder immediately prior to the Effective Time. The “Expense Escrow Percentage” shall be the percentage corresponding to the fraction having a numerator equal to the Aggregate Expense Escrow Cash Amount and having a denominator equal to the total consideration payable to all Specified Shareholders pursuant to Section 1.5(a) (disregarding amounts to be withheld pursuant to Sections 1.5(c) and 1.5(d)). The Expense Escrow Fund shall be held by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement and shall be disbursed in accordance with the terms of this Agreement and the Escrow Agreement.

(e)     In the event the Company declares, makes, effects or establishes a record date for a stock split, reverse stock split, stock dividend, recapitalization or similar transaction during the Pre-Closing Period, then the consideration payable in respect of shares of Company Capital Stock pursuant to Section 1.5(a) shall be appropriately adjusted.

(f)     If a holder of shares of Company Preferred Stock delivers an election to the Company in accordance with the final sentence of Section C.2(e) of Article III of the Company Articles, then, for purposes of this Agreement, the shares of Company Preferred Stock subject to such election shall be treated as if they had been converted into shares of Company Common Stock prior to the Effective Time.

(g)     The Company has represented and warranted in Section 2.3 to Parent that Schedule 1.5(g) accurately sets forth (i) the name of each shareholder of Company as of the date of this Agreement, and (ii) the number of shares of Company Capital Stock of each class and series held by each such shareholder as of the date of this Agreement. At the Closing, the Company shall deliver to Parent a definitive closing payment schedule (the “Closing Payment Schedule”) accurately setting forth: (1) the Aggregate Company Transaction Expense Amount; (2) the Aggregate Exercise Amount; (3) the Adjusted Closing Cash Balance; (4) the name of each shareholder of the Company immediately prior to the Effective Time (after giving effect to any exercises of Company Options prior to the Effective Time); (5) the number of shares of Company Capital Stock of each class and series held by each such shareholder immediately prior to the Effective Time; (6) the cash amount to be withheld and contributed to the Indemnity Escrow Fund on behalf of each such shareholder pursuant to Section 1.5(c); (7) the cash amount to be withheld and contributed to the Expense Escrow Fund on behalf of each such shareholder pursuant to Section 1.5(d); (8) the consideration that each such shareholder is entitled to receive pursuant to Section 1.5(a) (after deduction of the cash amounts to be withheld and contributed to the Indemnity Escrow Fund and the Expense Escrow Fund on behalf of such shareholder pursuant to Sections 1.5(c) and 1.5(d)); and (9) all information on which the calculations reflected in the Closing Payment Schedule are based.

1.6 Employee Stock Options.

(a)     At the Effective Time, all outstanding Company Options, whether vested or unvested, shall be assumed by Parent in accordance with the terms of the Company Option Plans (as defined in Section 1.6(b)) and the stock option agreements by which such Company Options are evidenced. All rights with respect to Company Common Stock under Company Options assumed by Parent shall thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time, (i) each assumed Company Option may be exercised solely for shares of Parent Common Stock, (ii) the number of shares of Parent Common Stock subject to each such Company Option shall be determined by multiplying the number of shares of Company Common Stock that were subject to such Company Option immediately prior to the Effective Time by the Option Stock Fraction (as defined below), and rounding down to the nearest whole number of shares of Parent Common Stock, (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each such Company Option shall be determined by dividing the exercise price per share of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by the Option Stock Fraction, and rounding the resulting exercise price up to the nearest whole cent, and (iv) all restrictions on the exercise of each such Company Option shall continue in full force and effect, and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged; provided, however, that each assumed Company Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction declared, made or effected by Parent after the Effective Time. For purposes of this Section 1.6(a), the “Option Stock Fraction” shall be the fraction having a numerator equal to the Residual Per Share Amount and having a denominator equal to the average of the closing sale prices of a share of Parent Common Stock as reported on the Nasdaq National Market for each of the five consecutive trading days ending on the second trading day prior to the Closing Date (with such average to be adjusted as appropriate to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction declared, made or effected by Parent during the period from the first of said five consecutive trading days through the Effective Time). Following the Closing, Parent will send to each holder of an assumed Company Option a written notice setting forth (x) the number of shares of Parent Common Stock subject to such assumed Company Option, and (y) the exercise price per share of Parent Common Stock issuable upon exercise of such assumed Company Option. Parent shall use commercially reasonable efforts to file with the SEC, within five business days after the Closing Date, a registration statement on Form S-8 registering the Parent Common Stock underlying the assumed Company Options.

(b)     At the Effective Time, Parent shall assume the Company’s 1997 Stock Incentive Plan and 2000 Stock Option Plan (collectively, the “Company Option Plans”). Under the Company Option Plans, Parent shall be able to grant stock awards, to the extent permissible under applicable Legal Requirements, using the share reserves of the Company Option Plans as of the Effective Time (including any shares returned to such share reserves as a result of the termination of Company Options that are assumed by Parent pursuant to Section 1.6(a)), except that (i) stock covered by such awards shall be shares of Parent Common Stock, and (ii) all references in the Company Option Plans to a number of shares of Company Common Stock shall be deemed amended to refer instead to a number of shares of Parent Common Stock equal to the product of the number of referenced shares of Company Common Stock multiplied by the Option Stock Fraction, rounded down to the nearest whole number of shares of Parent Common Stock.

(c)     Prior to the Effective Time, the Company shall take all action that may be necessary or that Parent considers appropriate (under the Company Option Plans or otherwise) to effectuate the provisions of this Section 1.6 and to ensure that, from and after the Effective Time, holders of Company Options have no rights with respect to such Company Options other than those specifically provided in this Section 1.6.

(d)     The Company has represented and warranted in Section 2.3(b) to Parent that Schedule 1.6(d) accurately sets forth the following information as of the date of this Agreement: (i) the name of the holder of each outstanding Company Option; (ii) the Company Option Plan pursuant to which such Company Option was granted; (iii) the number of shares of Company Common Stock subject to such Company Option, and the applicable exercise price per share of Company Common Stock; (iv) the vesting schedule applicable to such Company Option; (v) the expiration date of such Company Option; and (vi) the tax status of such Company Option. At the Closing, the Company shall deliver to Parent a definitive closing option schedule (the “Closing Option Schedule”) accurately setting forth: (A) the information described in clauses “(i)” through “(vi)” of the preceding sentence immediately prior to the Effective Time, (B) the Option Stock Fraction and (C) the number of shares of Parent Common Stock that will be subject to each Company Option immediately after its assumption by Parent at the Effective Time, and the applicable exercise price per share of Parent Common Stock.

1.7 Closing of the Company’s Transfer Books. At the Effective Time, holders of certificates representing shares of Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of Company Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Capital Stock (a “Company Stock Certificate”) is presented to the Payment Agent (as defined in Section 1.8(a)), the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.8.

1.8 Exchange of Certificates.

(a)     On or prior to the Closing Date, Parent shall select a reputable bank or trust company to act as payment agent in the Merger (the “Payment Agent”). No later than two business days after the Effective Time, Parent shall deposit with the Payment Agent a sufficient amount of cash to make payments to the Non-Dissenting Shareholders in accordance with Section 1.5(a) (excluding amounts to be withheld pursuant to Sections 1.5(c) and 1.5(d)). The cash amount so deposited with the Payment Agent is referred to collectively as the “Payment Fund.”

(b)     Prior to the Closing, the Company will cause to be delivered to shareholders of the Company (i) a letter of transmittal containing such provisions as Parent and the Payment Agent may reasonably specify (a “Letter of Transmittal”), and (ii) instructions for use in effecting the surrender of Company Stock Certificates. After the surrender of a Company Stock Certificate to the Payment Agent for exchange at or after the Effective Time, together with a duly executed Letter of Transmittal and such other documents as may be reasonably required by Parent or the Payment Agent, the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor the cash consideration that such holder has the right to receive pursuant to Section 1.5(a) (excluding any amounts to be withheld pursuant to Sections 1.5(c) and 1.5(d)) and the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.8, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive, after the surrender thereof, the consideration contemplated by this Section 1. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition to the delivery of any consideration payable in the Merger, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to such Company Stock Certificate.

(c)     Any portion of the Payment Fund that remains undistributed to holders of Company Stock Certificates as of the date that is 180 days after the Closing Date shall be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.8 shall thereafter look only to Parent for payment of any consideration payable to such holder in the Merger.

(d)     Each of the Payment Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable to any holder or former holder of Company Capital Stock pursuant to this Agreement such amounts as Parent or the Surviving Corporation determines in good faith are required to be deducted or withheld therefrom under the Code or under any other Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(e)     Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Capital Stock for any consideration payable in the Merger that has been delivered to any public official in good faith pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

1.9 Dissenting Shares.

(a)     Notwithstanding anything to the contrary contained in this Agreement, shares of Company Capital Stock that are or become “dissenting shares” within the meaning of Section 1300(b) of the California Corporations Code (“Dissenting Shares”) at of after the Effective Time shall not be converted into or represent the right to receive the consideration specified in Section 1.5, but shall be entitled only to such rights as are granted by the CGCL to Dissenting Shares.

(b)     Subject to Sections 1.5(c) and 1.5(d), if any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall automatically be converted into and shall represent only the right to receive consideration in accordance with Section 1.5, without interest thereon, after the surrender of the Company Stock Certificate representing such shares.

(c)     The Company shall give Parent: (i) prompt notice of any written demand received by the Company prior to the Effective Time to require the Company to purchase shares of Company Capital Stock pursuant to the CGCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the CGCL; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless Parent shall have consented in writing to such payment or settlement offer.

1.10 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company represents and warrants, to and for the benefit of the Indemnitees, that the statements contained in this Section 2 (each of such statements being a “representation and warranty”) are accurate and complete, except as expressly set forth in the applicable part of the Disclosure Schedule. The Disclosure Schedule is arranged in numbered and lettered parts corresponding to the numbered and lettered sections of this Section 2, and the disclosure in any such numbered and lettered part of the Disclosure Schedule shall qualify only the corresponding numbered and lettered section of this Section 2 and any other sections that are specifically cross-referenced (except that any matter disclosed with respect to one section of this Section 2 shall also be deemed to constitute an exception to other sections of this Section 2 if the relevance of such matter to such other sections is readily apparent from the face of such disclosure).

2.1 Subsidiaries; Due Organization; Etc.

(a)     The Company has no Subsidiaries, except for the corporations identified in Part 2.1(a)(i) of the Disclosure Schedule; and neither the Company nor any of the other corporations identified in Part 2.1(a)(i) of the Disclosure Schedule owns any capital stock of, or other equity interest of any nature in, any other Entity, other than the Entities identified in Part 2.1(a)(ii) of the Disclosure Schedule. Except for Cardiff Software Limited, none of the Company’s Subsidiaries has any material assets or liabilities or is engaged in any business or operations. None of the Acquired Corporations has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. None of the Acquired Corporations is a general partner of, or is otherwise liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(b)     Each Acquired Corporation is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation (which jurisdiction is identified opposite the name of such Acquired Corporation in Part 2.1(a)(i) of the Disclosure Schedule) and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted and is proposed to be conducted; (ii) to own or use its assets in the manner in which its assets are currently owned or used; and (iii) to perform its obligations under all material Contracts by which it is bound.

(c)     None of the Acquired Corporations is or has been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions identified in Part 2.1(c) of the Disclosure Schedule. The Acquired Corporations are in good standing as foreign corporations in each of the jurisdictions identified in Part 2.1(c) of the Disclosure Schedule.

(d)     Except as set forth in Part 2.1(d) of the Disclosure Schedule, none of the Acquired Corporations has conducted any business under any fictitious name, assumed name, trade name or other name in any jurisdiction, other than its current corporate name.

(e)     Except for the acquisitions listed in Part 2.1(e) of the Disclosure Schedule (the “Past Acquisitions”), none of the Acquired Corporations has ever effected the acquisition of all or a substantial portion of the securities, assets or business of any other Entity. Each of the Past Acquisitions was effected in compliance with all applicable Legal Requirements and Contracts, and all Consents required to be obtained in connection with such Past Acquisitions were duly obtained. No Acquired Corporation has ever directly or indirectly sold or otherwise disposed of (i) all or a substantial portion of its business or assets, or (ii) all or a substantial portion of the capital stock or other securities of any Subsidiary.

2.2 Articles of Incorporation and Bylaws; Records. The Company has The Company has made available to Parent or its advisors accurate and complete copies of: (a) the articles of incorporation and bylaws or other equivalent charter documents of each Acquired Corporation, including all amendments thereto, each as in effect as of the date of this Agreement; (b) the stock records of each Acquired Corporation; and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of each Acquired Corporation, the board of directors of each Acquired Corporation and all committees of the board of directors of each Acquired Corporation. There have been no formal meetings or other proceedings of the shareholders of any Acquired Corporation, the board of directors of any Acquired Corporation or any committee of the board of directors of any Acquired Corporation that are not fully reflected in such minutes or other records. There has not been any violation of any of the provisions of the articles of incorporation, bylaws and other charter and organizational documents of any Acquired Corporation, and no Acquired Corporation has taken any action that is inconsistent in any material respect with any resolution adopted by the shareholders of such Acquired Corporation, the board of directors of such Acquired Corporation or any committee of the board of directors of such Acquired Corporation. The books of account, stock records, minute books and other records of the Acquired Corporations are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices and all applicable Legal Requirements.

2.3 Capitalization, Etc.

(a)     As of the date of this Agreement, the authorized capital stock of the Company consists of: (i) 40,000,000 shares of Company Common Stock, of which 13,729,687 shares are issued and outstanding; (ii) 138,496 shares of Series A Preferred Stock, of which 138,496 shares are issued and outstanding; (iii) 174,368 shares of Series A-1 Preferred Stock of which 174,368 shares are issued and outstanding; (iv) 6,869,154 shares of Series B Preferred Stock, of which 6,869,154 shares are issued and outstanding; and (v) 4,000,000 shares of Series C Preferred Stock, of which 2,949,251 shares are issued and outstanding. All of the information contained in Schedule 1.5(g) is accurate and complete as of the date of this Agreement. Each issued and outstanding share of Company Preferred Stock is convertible into one share of Company Common Stock. No dividends have ever been paid or declared with respect to any shares of Company Capital Stock. All of the outstanding shares of Company Capital Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth in Part 2.3(a)(ii) of the Disclosure Schedule: (i) none of the outstanding shares of Company Capital Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or similar right; (ii) other than the rights created pursuant to this Agreement, none of the outstanding shares of Company Capital Stock is subject to any right of first refusal or similar right in favor of the Company or any other Person; and (iii) there is no Acquired Corporation Contract (other than this Agreement) relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Capital Stock. None of the Acquired Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Capital Stock or any other securities. No shares of Company Capital Stock are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other Acquired Corporation Contract. Except as set forth in Part 2.3(a)(iii) of the Disclosure Schedule, none of the Acquired Corporations is or may become obligated to provide board of directors “observer” rights, visitation rights or similar rights to any shareholder or other Person.

(b)     As of the date of this Agreement, (i) 4,445,661 shares of Company Common Stock are subject to issuance pursuant to outstanding Company Options, and (ii) 479,062 shares of Company Common Stock are reserved for future option grants under the Company Option Plans. All of the information contained in Schedule 1.6(d) is accurate and complete as of the date of this Agreement. All outstanding options to acquire shares of Company Common Stock were granted pursuant to the terms of a Company Option Plan. The Company has delivered to Parent or its advisors accurate and complete copies of the Company Option Plans, and the forms of all stock option agreements evidencing any Company Options.

(c)     Except as set forth in Schedule 1.5(g), Schedule 1.6(d) or Part 2.3(b) of the Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Acquired Corporations (other than the rights created pursuant to Section 1); (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Corporations; (iii) Contract under which any of the Acquired Corporations is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive (A) any shares of capital stock or other securities of any of the Acquired Corporations, or (B) any portion of any consideration payable in connection with the Merger.

(d)     All outstanding shares of capital stock, options, warrants and other securities of the Acquired Corporations, and all other securities ever issued or granted by any of the Acquired Corporations, were issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts (including any rights of first refusal or similar provisions or requirements).

(e)     All of the outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and are owned beneficially and of record by the Company, free and clear of any Encumbrances.

(f)     Except as set forth in Part 2.3(f) of the Disclosure Schedule, none of the Acquired Corporations has ever repurchased, redeemed or otherwise reacquired any shares of Company Capital Stock or other securities. Any securities reacquired by the Company or any other Acquired Corporation were reacquired in compliance with (i) all applicable Legal Requirements, and (ii) all requirements set forth in applicable restricted stock purchase agreements and other applicable Contracts.

(g)     All of the information contained in the Closing Payment Schedule and the Closing Option Schedule will be accurate and complete immediately prior to the Effective Time (after giving effect to all conversions of Company Preferred Stock to Company Common Stock and all exercises of Company Options prior to the Effective Time).

2.4 Financial Statements; Financial Controls.

(a)     The Company has delivered to Parent or its advisors the following financial statements and notes (collectively, the “Company Financial Statements”): (i) the audited consolidated balance sheets of the Company and its consolidated Subsidiaries as of December 31, 2002, 2001 and 2000, and the related audited consolidated statements of operations, statements of shareholders’ equity and statements of cash flows of the Company and its consolidated Subsidiaries for the years then ended, together with the notes thereto and the unqualified reports and opinions of KPMG LLP relating thereto; and (ii) the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2003 (the “Unaudited Balance Sheet”), and the related unaudited consolidated statement of operations, statement of shareholders’ equity and statement of cash flows of the Company and its consolidated Subsidiaries for the year then ended (the Unaudited Balance Sheet and such unaudited consolidated statements of operations, shareholders’ equity and cash flows being referred to collectively as the “Unaudited 2003 Financial Statements”).

(b)     The Company Financial Statements are accurate and complete and fairly present the financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby. The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, subject to the absence of footnotes in the case of the Company Financial Statements referred to in clause “(ii)” of Section 2.4(a).

(c)     The Audited 2003 Financial Statements (as defined in Section 4.1) and the other financial statements to be delivered pursuant to Section 4.1 (i) will be accurate and complete, (ii) will fairly present the financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby, and (iii) will be prepared in accordance with GAAP applied on a basis consistent with the basis on which the Company Financial Statements were prepared.

(d)     Part 2.4(d) of the Disclosure Schedule lists, and the Company has delivered to Parent or its advisors accurate and complete copies of all documentation creating or governing any securitization transaction or “off-balance sheet arrangement” (as defined in Item 303(c) of Regulation S-K of the SEC) effected by any Acquired Corporation since January 1, 2001.

(e)     Each of the Acquired Corporations maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide assurance that: (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and its consolidated Subsidiaries and to maintain accountability for the assets of the Acquired Corporations; (iii) access to the assets of the Acquired Corporations is permitted only in accordance with management’s authorization; (iv) the reporting of the assets of the Acquired Corporations is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(f)     None of the Acquired Corporations has entered into any oral Contract that may be materially inconsistent with the terms of any of its written sales Contracts or related Contracts. Since January 1, 2000, none of the Acquired Corporations has entered into any barter transaction. No reseller, distributor or other customer that is not the end-user of a product sold by any Acquired Corporation has any return right, right to price protection or similar right with respect to such product.

2.5 Absence of Changes. Except as set forth in Part 2.5 of the Disclosure Schedule, since December 31, 2003:

(a)     there has not been any Company Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, could reasonably be expected to have or result in a Company Material Adverse Effect;

(b)     there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the material assets of any of the Acquired Corporations (whether or not covered by insurance);

(c)     none of the Acquired Corporations has received any inquiry, proposal or offer relating to a possible Acquisition Transaction;

(d)     none of the Acquired Corporations has made any capital expenditure which, when added to all other capital expenditures made on behalf of the Acquired Corporations since December 31, 2003, exceeds $200,000 in the aggregate;

(e)     none of the Acquired Corporations has written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

(f)     none of the Acquired Corporations has entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with past practices;

(g)     none of the Acquired Corporations has declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, or repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

(h)     none of the Acquired Corporations has amended or waived any of its rights under, or accelerated the vesting under, any provision of any of the Company’s stock option plans, any provision of any Contract evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modified any of the terms of any outstanding Company Option, warrant or other security or any related Contract;

(i)     none of the Acquired Corporations has sold, issued, granted or authorized the sale, issuance or grant of (A) any capital stock or other security, (B) any option or right to acquire any capital stock or other security, or (C) any instrument convertible into or exchangeable for any capital stock or other security (other than the issuance of Company Common Stock upon (i) the exercise of outstanding Company Options or (ii) the conversion of outstanding Company Preferred Stock);

(j)     other than the Articles Amendment, none of the Acquired Corporations has amended or permitted the adoption of any amendment to its articles of incorporation or bylaws or other charter documents, or effected or become a party to any reorganization, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(k)     none of the Acquired Corporations has entered into or become bound by, or permitted any of the material assets owned or used by it to become bound by, any Material Contract, or amended or terminated, or waived or exercised any material right or remedy under, any Material Contract;

(l)     none of the Acquired Corporations has acquired, leased or licensed any right or other asset from any other Person, or sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person (except in each case for (A) immaterial assets acquired, leased, licensed or disposed of by the Company in the ordinary course of business and consistent with past practices, and (B) non-exclusive end-user licenses to Acquired Corporation Software granted by the Company in the ordinary course of business and consistent with past practices), or waived or relinquished any material right;

(m)     none of the Acquired Corporations has loaned money to any Person (except for any routine travel advances to employees in the ordinary course of business and consistent with past practices not in excess of $7,500 in the aggregate) or incurred or guaranteed any indebtedness for borrowed money;

(n)     no Acquired Corporation has established, adopted or materially amended any Acquired Corporation Employee Plan, or paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees (other than (A) routine, reasonable salary increases in the ordinary course of business and consistent with past practices in connection with the Company’s customary employee review process, and (B) customary bonus payments and profit sharing payments in the ordinary course of business and consistent with past practices in accordance with existing bonus and profit sharing plans identified in Part 2.15(j) of the Disclosure Schedule);

(o)     none of the Acquired Corporations has commenced or settled any Legal Proceeding;

(p)     no Acquired Corporation has made any Tax election; and

(q)     none of the Acquired Corporations has agreed or committed to take any of the actions referred to in clauses “(d)” through “(p)” of this sentence.

2.6 Title to Assets.

(a)     The Acquired Corporations own, and have good, valid and marketable title to, all assets purported to be owned by them, including: (i) all assets reflected on the Unaudited Balance Sheet; (ii) all assets referred to in Part 2.9 of the Disclosure Schedule and all of the Company’s rights under the Contracts identified in Part 2.10(a) of the Disclosure Schedule; and (iii) all other assets reflected in the books and records of the Acquired Corporations as being owned by the Acquired Corporations. All of said assets are owned by the Acquired Corporations free and clear of any Encumbrances, except for (A) any lien for current taxes not yet due and payable, (B) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any Acquired Corporation, and (C) liens described in Part 2.6(a) of the Disclosure Schedule.

(b)     Part 2.6(b) of the Disclosure Schedule identifies all assets that are material to the business of any of the Acquired Corporations and that are being leased or licensed to any Acquired Corporation.

2.7 Bank Accounts; Receivables; Customers.

(a)     Part 2.7(a) of the Disclosure Schedule sets forth the account number, balances as of January 30, 2004 and names of authorized signatories with respect to each account maintained by or for the benefit of the Acquired Corporations at any bank or other financial institution.

(b)     All existing accounts receivable of the Acquired Corporations (including those accounts receivable reflected on the Unaudited Balance Sheet that have not yet been collected and those accounts receivable that have arisen since December 31, 2003 and have not yet been collected) (i) represent valid obligations of customers of the Acquired Corporations arising from bona fide transactions entered into in the ordinary course of business, and (ii) are current and will be collected in full when due, without any counterclaim or set off (net of an allowance for doubtful accounts and reserve for returns not to exceed the lesser of $358,000 or the aggregate dollar amount of the allowance for doubtful accounts and reserve for returns reflected on the Unaudited Balance Sheet.

(c)     Part 2.7(c) of the Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all outstanding loans and advances made by any of the Acquired Corporations to any employee, director, consultant or independent contractor, other than routine travel advances made to employees in the ordinary course of business.

(d)     The Company has not received any notice or other communication (in writing or, to the Knowledge of the Company, otherwise) indicating that any material current customer or material current development partner intends to cease dealing with any of the Acquired Corporations or to materially reduce the volume of business transacted by such Person with any of the Acquired Corporations below historical levels.

2.8 Equipment; Leaseholds.

(a)     All material items of equipment and other tangible assets owned by or leased to the Acquired Corporations are adequate for the uses to which they are currently being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Acquired Corporations in the manner in which such business is currently being conducted and is proposed to be conducted.

(b)     Part 2.8(b) of the Disclosure Schedule lists each parcel of real property leased or occupied by any of the Acquired Corporations (a “Leased Property”) as of the date of this Agreement, together with a list of all leases, lease amendments or modifications, work letter agreements, improvement agreements, subleases, assignments, licenses, concessions, guarantees and other Contracts relating to the use or occupancy of each Leased Property (such leases and other Contracts being referred to as “Real Estate Leases”) as of the date of this Agreement. Part 2.8(b) of the Disclosure Schedule lists, with respect to each Real Estate Lease: (i) the address and rentable square footage of the Leased Property to which such Real Estate Lease relates; (ii) the term and termination date of such Real Estate Lease; (iii) any options to extend or rights of first refusal under such Real Estate Lease; and (iv) the current rent and the amount of any security deposit held by the landlord under such Real Estate Lease. The Company has provided Parent or its advisors with accurate and complete copies of all Real Estate Leases. The Real Estate Leases constitute the only Contracts between any of the Acquired Corporations and any third party with respect to the Leased Properties. No Acquired Corporation has (i) assigned or transferred any Real Estate Lease or any interest therein, or (ii) subleased all or any portion of any Leased Property. No Real Estate Lease or any interest therein is subject to any Encumbrance, other than statutory or common law liens to secure obligations to landlords, lessors or renters under leases or rental agreements. No Acquired Corporation owns any real property or any interest in real property, except for the leaseholds created under the Real Estate Leases identified in Part 2.8(b) of the Disclosure Schedule.

2.9 Intellectual Property.

(a)     Part 2.9(a) of the Disclosure Schedule accurately identifies:

(i)     in Part 2.9(a)(i) of the Disclosure Schedule, each proprietary product or service developed, manufactured, marketed or sold by any of the Acquired Corporations at any time between January 1, 1998 and the date hereof and any product currently under development by any of the Acquired Corporations;

(ii)     in Part 2.9(a)(ii) of the Disclosure Schedule: (A) each item of (I) Acquired Corporation IP (other than Registered IP) that is material to the business of the Acquired Corporations as currently conducted, and (II) Registered IP in which any of the Acquired Corporations has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise or whether under common law or otherwise); (B) the jurisdiction, if any, in which such item of Registered IP has been registered or filed and the applicable registration or serial number; (C) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest; and (D) each product identified in Part 2.9(a)(i) of the Disclosure Schedule that embodies, utilizes or is based upon or derived from (or, with respect to products under development, that is expected to embody, utilize or be based upon or derived from) such Registered IP;

(iii)     in Part 2.9(a)(iii) of the Disclosure Schedule: (A) all Intellectual Property Rights or Intellectual Property licensed to any of the Acquired Corporations (other than any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a nonexclusive, internal use software license, (2) is not incorporated into any product developed, manufactured, marketed or sold by any Acquired Corporation, or used by any Acquired Corporation in the development, manufacturing, provision or distribution of, any product or service, and (3) is generally available on standard terms for less than $10,000); (B) the corresponding Contract or Contracts pursuant to which such Intellectual Property Rights or Intellectual Property is licensed to such Acquired Corporation; and (C) whether the license or licenses so granted to the Acquired Corporations are exclusive or nonexclusive; and

(iv)     in Part 2.9(a)(iv) of the Disclosure Schedule, each Contract pursuant to which any Person has been granted by any Acquired Corporation any license under, or otherwise has received or acquired any right or interest in, any Acquired Corporation IP (other than non-exclusive licenses to Acquired Corporation Software granted in such Acquired Corporation’s ordinary course of business and pursuant to the applicable standard form license agreement provided to Parent or its advisors as set forth in Section 2.9(b)).

(b)     The Company has provided to Parent or its advisors a complete and accurate copy of each standard form of Acquired Corporation IP Contract used by any of the Acquired Corporations, including each standard form of: (i) end user license agreement; (ii) development agreement; (iii) distributor, reseller or sales representative agreement; (iv) maintenance or support agreement or terms; (v) employee agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (vi) consulting, independent contractor or professional services agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; and (vii) confidentiality or nondisclosure agreement. Part 2.9(b) of the Disclosure Schedule accurately identifies each Acquired Corporation IP Contract that deviates in any material respect from the corresponding standard form agreement provided to Parent. Except for the licenses and rights granted in Contracts identified in Part 2.9(a)(iv) of the Disclosure Schedule, none of the Acquired Corporations is bound by, and no Acquired Corporation IP is subject to, any Contract containing any covenant or other provision that is currently in effect that in any way materially limits or materially restricts the ability of any of the Acquired Corporations to use, exploit, assert or enforce any Acquired Corporation IP anywhere in the world.

(c)     The Acquired Corporations exclusively own all right, title and interest to and in the Acquired Corporation IP (other than Intellectual Property Rights or Intellectual Property exclusively licensed to the Company, as identified in Part 2.9(a)(iii) of the Disclosure Schedule) free and clear of any Encumbrances (other than (i) Encumbrances that do not materially impair the ownership or use of the Acquired Corporation IP, and (ii) nonexclusive licenses granted pursuant to the Contracts listed in Part 2.9(a)(iv) of the Disclosure Schedule). Without limiting the generality of the foregoing:

(i)     all documents and instruments necessary to perfect the rights of the Acquired Corporations in the Acquired Corporation IP that is Registered IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Bodies;

(ii)     except as set forth in Part 2.9(c)(ii) of the Disclosure Schedule, and except as provided by applicable law for rights that cannot be assigned by an employee or contractor, each Person who is or was an employee or independent contractor of any Acquired Corporation and who is or was involved in the creation or development of any Acquired Corporation IP has signed a valid and enforceable agreement containing an irrevocable assignment of Intellectual Property Rights to such Acquired Corporation and confidentiality provisions protecting the Acquired Corporation IP;

(iii)     except as provided by applicable law for rights that cannot be assigned by an employee or contractor, no Acquired Corporation Employee has any outstanding claim, right (whether or not currently exercisable) or interest to or in any Acquired Corporation IP;

(iv)     no current or former employee or independent contractor of any Acquired Corporation: (A) is bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for such Acquired Corporation; or (B) has materially breached any Contract with any Acquired Corporation, with any former employer or with any other Person concerning Intellectual Property Rights or concerning confidentiality, competition or solicitation of employees or customers;

(v)     other than funds received by the Company from any Governmental Body pursuant to any Contract providing for the license of any Acquired Corporation Software in the ordinary course of business, no funding, facilities or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any Acquired Corporation IP;

(vi)     each of the Acquired Corporations has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all source code for Acquired Corporation Software and all other proprietary information held or purported to be held by any of the Acquired Corporations as a trade secret;

(vii)     none of the Acquired Corporations is or has been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate any of the Acquired Corporations to grant or offer to any other Person any license or right to any Acquired Corporation IP;

(viii)     since January 1, 2000, none of the Acquired Corporations has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property Right to any other Person;

(ix)     the Acquired Corporations own or otherwise have, and after the Closing the Surviving Corporation will continue to have, rights and/or licenses to all Intellectual Property Rights needed to conduct the business of the Acquired Corporations in the manner in which it is currently being conducted and is currently proposed by the Acquired Corporations to be conducted, except for those rights and/or licenses to Intellectual Property Rights which may lapse due to action of Parent after the Closing; and

(x)     the Acquired Corporations have properly recorded assignments from all named inventors for or prior owners of all patents and patent applications included in the Registered IP owned or purported to be owned by the Acquired Corporations.

(d)     All Acquired Corporation IP is valid, subsisting and enforceable. Without limiting the generality of the foregoing:

(i)     each U.S. patent application and U.S. patent in which any of the Acquired Corporations has or purports to have an ownership interest was filed within one year of the first printed publication, public use or offer for sale of each invention described in such U.S. patent application or U.S. patent;

(ii)     each foreign patent application and foreign patent in which any of the Acquired Corporations has or purports to have an ownership interest was filed, or claims priority to a patent application filed, before the time at which each invention described in such foreign patent application or foreign patent was first made available to the public;

(iii)     no trademark (whether registered or unregistered) or trade name owned, used or applied for by any of the Acquired Corporations is likely to be confused with, infringes, conflicts with or interferes with any trademark (whether registered or unregistered) or trade name owned, used or applied for by any other Person;

(iv)     none of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which any of the Acquired Corporations has or purports to have an ownership interest has been impaired (whether as a result of providing any “naked” licenses to such trademark, as a result of misusing the mark, as a result of using the trademark with substandard products or services or otherwise);

(v)     each item of Acquired Corporation IP that is Registered IP is and at all times has been in compliance with all applicable Legal Requirements regarding filing applications for the Registered IP and the payment of fees therefor, and all applicable filings, payments and other actions required to be made or taken to maintain each such item of Acquired Corporation IP in full force and effect have been made and taken by any applicable deadline that is prior to the Closing;

(vi)     Part 2.9(d)(vi) of the Disclosure Schedule accurately identifies and describes each filing, payment, and action that must be made or taken on or before the date that is 120 days after the Closing in order to maintain each item of Acquired Corporation IP that is Registered IP in full force and effect;

(vii)     the Company has provided to Parent or its advisors complete and accurate copies of all applications and correspondence with relevant Governmental Bodies or other Persons and other material documents related to each item of Acquired Corporation IP that is Registered IP or which any Acquired Corporation sought to be protected as Registered IP;

(viii)     no application for a patent or for a copyright, mask work or trademark registration or any other type of Registered IP filed by or on behalf of any of the Acquired Corporations has been suspended, abandoned, allowed to lapse or rejected;

(ix)     no interference, opposition, reissue, reexamination, appeal or other proceeding of any nature is pending or, to the Knowledge of the Company, has been threatened in a writing delivered to an Acquired Corporation or orally, in which the scope, validity, enforceability or registrability of any Acquired Corporation IP is being or has been contested or challenged; and

(x)     to the Knowledge of the Company, no third party is asserting or threatening, in a writing delivered to an Acquired Corporation or orally, to make a claim that any Acquired Corporation IP is invalid or unenforceable.

(e)     Neither the execution, delivery or performance of this Agreement or any of the other Transaction Documents nor the consummation of any of the Contemplated Transactions will (with or without notice or the lapse of time) result in or give any other Person the right or option to cause or declare: (i) a loss of, or Encumbrance on, any Acquired Corporation IP; (ii) the release, disclosure or delivery of any Acquired Corporation IP by or to any escrow agent or other Person; or (iii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Acquired Corporation IP.

(f)     To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated, and to the Knowledge of the Company no Person is currently infringing, misappropriating or otherwise violating, any material Acquired Corporation IP. Part 2.9(f) of the Disclosure Schedule (i) accurately identifies (and the Company has provided to Parent or its advisors a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to any of the Acquired Corporations regarding any actual, alleged or suspected infringement or misappropriation of any material Acquired Corporation IP.

(g)     None of the Acquired Corporations has ever infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Right of any other Person. Without limiting the generality of the foregoing:

(i)     no product, information or service ever manufactured, produced, distributed, published, used, provided or sold by or on behalf of any of the Acquired Corporations, and no Intellectual Property ever owned, used or developed by any of the Acquired Corporations, has ever infringed, misappropriated or otherwise violated any Intellectual Property Right of any other Person;

(ii)     no infringement, misappropriation or similar claim or Legal Proceeding related to the Acquired Corporation IP or Intellectual Property Rights licensed to any Acquired Corporation is pending or has been threatened, in a writing delivered to the Company or in an oral communication to the Company, against any of the Acquired Corporations or against any other Person who may be entitled to be indemnified, defended, held harmless or reimbursed by any of the Acquired Corporations with respect to such claim or Legal Proceeding;

(iii)     none of the Acquired Corporations has ever received any notice or other communication (in writing delivered to the Company or in an oral communication to the Company) relating to any actual, alleged or suspected infringement, misappropriation or violation by any Acquired Corporation of any Intellectual Property Right of another Person;

(iv)     none of the Acquired Corporations is bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to any intellectual property infringement, misappropriation or similar claim (other than pursuant to the standard forms of Acquired Corporation IP Contracts described in Section 2.9(b)); and

(v)     no claim or Legal Proceeding involving any Intellectual Property or Intellectual Property Right licensed to any of the Acquired Corporations is pending against any Acquired Corporation or, to the Knowledge of the Company, has been threatened, except for any such claim or Legal Proceeding that, if adversely determined, would not materially and adversely affect: (A) the use or exploitation of such Intellectual Property or Intellectual Property Right by any of the Acquired Corporations; or (B) the manufacturing, distribution or sale of any product or service being developed, offered, manufactured, distributed or sold by any of the Acquired Corporations.

(h)     None of the Acquired Corporation Software: (i) contains any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of date data) that materially and adversely affects the use, functionality or performance of such Acquired Corporation Software; or (ii) fails to materially comply with any applicable warranty or other contractual commitment relating to the use, functionality or performance of such Acquired Corporation Software. The Company has provided to Parent or its advisors a complete and accurate list of all known bugs, defects and errors in each version and component of the Acquired Corporation Software that would materially and adversely affect the use, functionality or performance of such Acquired Corporation Software.

(i)     None of the Acquired Corporation Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

(j)     None of the Acquired Corporation Software is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License or Mozilla Public License) that: (i) could or does require, or could or does condition the use or distribution of such Acquired Corporation Software on, the disclosure, licensing, delivery or distribution of any source code for any portion of such Acquired Corporation Software; or (ii) could or does otherwise impose any limitation, restriction or condition on the right or ability of any Acquired Corporation to use or distribute any Acquired Corporation Software.

(k)     No source code for any material portion of the Acquired Corporation Software has been delivered, licensed or made available to any escrow agent or other Person who is not a current employee of one of the Acquired Corporations. None of the Acquired Corporations has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any portion of the Acquired Corporation Software to any escrow agent or other Person who is not a current employee of one of the Acquired Corporations. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the disclosure, licensing, delivery or distribution of any source code for any portion of the Acquired Corporation Software to any other Person who is not a current employee of one of the Acquired Corporations.

(l)     Except as set forth in Part 2.9(l) of the Disclosure Schedule, each product, system, program, item of Intellectual Property or other asset designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by any of the Acquired Corporations to any Person conformed and complied in all material respects with the terms and requirements of any applicable warranty or other Contract and with all applicable Legal Requirements.

(m)     All installation services, programming services, integration services, repair services, maintenance services, support services, training services, upgrade services and other services that have been performed by any Acquired Corporation were performed properly and in conformity with the terms and requirements of all applicable warranties and other Contracts.

(n)     Except as set forth in Part 2.9(n) of the Disclosure Schedule, since January 1, 1998, no customer or other Person has asserted or threatened, in a writing delivered to an Acquired Corporation or in an oral communication to an Acquired Corporation, to assert any claim against any of the Acquired Corporations (i) under or based upon any warranty provided by or on behalf of any of the Acquired Corporations for such customer or other Person, or (ii) based upon any services performed by any of the Acquired Corporations for such customer or other Person.

(o)     None of the Acquired Corporations has ever provided any customer list to any other Person, other than Persons subject to an obligation to maintain the confidentiality of such customer list and, except as set forth in Part 2.9(o) of the Disclosure Schedule, none of the Acquired Corporations is or may become contractually or otherwise required to provide any customer list to any other Person pursuant to any Contract existing prior to the Closing.

2.10 Contracts.

(a)     Part 2.10(a) of the Disclosure Schedule identifies each Acquired Corporation Contract that constitutes a “Material Contract.” For purposes of this Agreement, each of the following shall be deemed to constitute a “Material Contract”:

(i)     any Acquired Corporation Employee Agreement and any other Contract (A) relating to the employment of, or the performance of services by, any employee, consultant or independent contractor, (B) pursuant to which any of the Acquired Corporations is or may become obligated to make any severance, termination or similar payment to any current or former employee or director, or (C) pursuant to which any of the Acquired Corporations is or may become obligated to make any bonus or similar payment (other than payments constituting base salary) in excess of $25,000 to any current or former employee or director;

(ii)     any Contract of the type required to be identified in Part 2.9 of the Disclosure Schedule and any other Contract relating to the acquisition, transfer, development, sharing or license of any Intellectual Property or Intellectual Property Right (except for any Contract pursuant to which any Intellectual Property or Intellectual Property Right is licensed to the Acquired Corporations on a non-exclusive basis under any third party “shrink-wrap” or “click through” software license generally available to the public);

(iii)     any Contract containing any source code escrow release, source code custody or similar provision;

(iv)     any Contract that provides for indemnification of any current or former officer, director, employee or agent;

(v)     any Contract imposing any restriction on the right or ability of any Acquired Corporation (A) to compete with, or solicit any customer of, any other Person, (B) to acquire any product or other asset or any services from any other Person, (C) to solicit, hire or retain any Person as an employee, consultant or independent contractor, (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person, (E) to perform services for any other Person, or (F) to transact business or deal in any other manner with any other Person;

(vi)     any Contract creating or involving any exclusive agency relationship, any distribution or reseller arrangement or any franchise relationship;

(vii)     any Contract to which an Acquired Corporation or, to the Knowledge of the Company, any shareholder of the Company, is a party (other than Contracts evidencing Company Options) (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities of an Acquired Corporation, (B) providing any Person with any preemptive right, right of participation or similar right with respect to any securities of an Acquired Corporation, (C) providing any of the Acquired Corporations with any right of first refusal with respect to, or right to repurchase or redeem, any securities, or (D) providing any Person with any right to elect or appoint a director of an Acquired Corporation, any board of directors “observer” rights, visitation rights or similar rights with respect to an Acquired Corporation;

(viii)     any Contract relating to the creation of any Encumbrance with respect to any asset of any of the Acquired Corporations;

(ix)     any Contract incorporating or relating to any guaranty, any warranty, any pledge, any performance or completion bond or any indemnity or similar obligation, except for Contracts substantially identical to the standard forms of agreements listed in Section 2.9(b);

(x)     any Contract relating to any currency hedging;

(xi)     any Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

(xii)     any Contract (A) containing “standstill,” exclusivity, “no-shop,” “no-talk” or similar provisions, or (B) providing any right of first negotiation, right of first refusal or similar right to any Person;

(xiii)     any Contract constituting or relating to a Government Contract or Government Bid;

(xiv)     any Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party (as defined in Section 2.18);

(xv)     any Real Estate Lease;

(xvi)     any Contract pursuant to which an Acquired Corporation is required to purchase for resale any minimum dollar amount of any third party software or hardware products in any given period;

(xvii)     any contribution agreement or other Contract relating to the Stay Bonus Plan (as defined in Section 4.2(b)(xii));

(xviii)     any Contract under which the Merger or any of the other Contemplated Transactions would give rise to or expand any rights in favor of, or any obligations on the part of, any Acquired Corporation or any other Person;

(xix)     any Contract under which any Acquired Corporation is required to obtain any Consent in connection with the Merger or any of the other Contemplated Transactions;

(xx)     any Contract under which the amount of any fee, or any other amount, payable to any Person is determined in whole or in part by reference to the dollar value of any consideration to be paid or received in connection with the Merger or any of the other Contemplated Transactions;

(xxi)     any Contract that (A) currently contemplates or involves the current or prospective payment or delivery of cash or other consideration in an amount or having a value in excess of $50,000 in the aggregate, or (B) currently contemplates or involves the current or prospective performance of services having a value in excess of $50,000 in the aggregate;

(xxii)     any Contract that could reasonably be expected to have or result in a material effect on (A) the business, condition, capitalization, assets, Intellectual Property, liabilities, operations, financial performance or prospects of any of the Acquired Corporations or (B) the ability of the Company to perform any of its obligations under this Agreement, or to consummate any of the Contemplated Transactions; and

(xxiii)     any other Contract, if a breach of such Contract or the termination of such Contract could reasonably be expected to have or result in a Company Material Adverse Effect.

The Company has delivered to Parent or its advisors an accurate and complete copy of each Acquired Corporation Contract that constitutes a Material Contract, including all amendments thereto.

(b)     Each Acquired Corporation Contract that constitutes a Material Contract is valid and in full force and effect, and, with respect to each party thereto other than any Acquired Corporation, is enforceable against such party in accordance with its terms, except as such enforceability may be limited by (i) laws of general application relating to bankruptcy or insolvency, or moratorium or other similar laws affecting or relating to creditors’ rights generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies, regardless of whether asserted in a proceeding in equity or at law.

(c)     Except as set forth in Part 2.10(c) of the Disclosure Schedule: (i) none of the Acquired Corporations has violated or breached, or committed any default under, any Acquired Corporation Contract, and, to the Knowledge of the Company, no other Person has materially violated or materially breached, or committed any material default under, any Acquired Corporation Contract; (ii) to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to (A) result in a material violation or material breach of any Material Contract or a material default thereunder, (B) result in the release, disclosure, license, delivery or distribution of the source code for any portion of the Acquired Corporation Software, or (C) give any Person the right to terminate or modify any Material Contract; (iii) since January 1, 1998, none of the Acquired Corporations has received any notice or other communication (in writing or otherwise) regarding any actual or possible violation or breach of, or default under, any Material Contract; and (iv) none of the Acquired Corporations has waived any of its material rights under any Material Contract.

(d)     No Person is renegotiating, or has a right pursuant to the terms of any Acquired Corporation Contract to renegotiate, any amount paid or payable to or by any of the Acquired Corporations under any Acquired Corporation Contract.

(e)     Part 2.10(e) of the Disclosure Schedule identifies and provides a brief description of each proposed Contract (other than proposed Contracts that would be entered into in the ordinary course of business and that do not contemplate payments aggregating, or the delivery of consideration valued at more than, $50,000) as to which any bid, offer, award, written proposal, term sheet or similar document has been submitted or received by any of the Acquired Corporations since January 1, 2003, and which, if accepted by the recipient, would become an Acquired Corporation Contract.

(f)     The Contracts identified in Part 2.10(a) of the Disclosure Schedule collectively constitute all of the Contracts necessary to enable the Acquired Corporations to conduct their respective businesses in the manner in which such businesses are currently being conducted or are proposed to be conducted.

(g)     Except as set forth in Part 2.10(g) of the Disclosure Schedule, none of the Acquired Corporations is or may become contractually or otherwise required to provide a discount to any end user customer for purchasing a license to any Acquired Corporation Software.

(h)     Except as set forth in Part 2.10(h) of the Disclosure Schedule:

(i)     none of the Acquired Corporations has had any determination of noncompliance, entered into any consent order or undertaken any internal investigation relating directly or indirectly to any Government Contract or Government Bid;

(ii)     each of the Acquired Corporations has complied in all material respects with all Legal Requirements with respect to all Government Contracts and Government Bids;

(iii)     none of the Acquired Corporations has, in obtaining or performing any Government Contract, violated (A) the Truth in Negotiations Act of 1962, as amended, (B) the Service Contract Act of 1963, as amended, (C) the Contract Disputes Act of 1978, as amended, (D) the Office of Federal Procurement Policy Act, as amended, (E) the Federal Acquisition Regulations (the “FAR”) or any applicable agency supplement thereto, (F) the Cost Accounting Standards, or (G) any other applicable procurement law or regulation or other Legal Requirement;

(iv)     all facts set forth in or acknowledged by any Acquired Corporation in any certification, representation or disclosure statement submitted by such Acquired Corporation with respect to any Government Contract or Government Bid were current, accurate and complete as of the date of submission or as of such other date as required by the Government Contract or Government Bid;

(v)     none of the Acquired Corporations, nor any of the Acquired Corporation Employees, has been debarred or suspended from doing business with any Governmental Body, and, to the Knowledge of the Company and the Designated Shareholders, no circumstances exist that would warrant the institution of debarment or suspension proceedings against the Company or any employee of the Company;

(vi)     no negative determinations of responsibility have been issued against any of the Acquired Corporations in connection with any Government Contract or Government Bid;

(vii)     no direct or indirect costs incurred by the Company have been questioned or disallowed as a result of a finding or determination of any kind by any Governmental Body;

(viii)     no Governmental Body, and no prime contractor or higher-tier subcontractor of any Governmental Body, has withheld or set off, or threatened to withhold or set off, any amount due to the Company under any Government Contract;

(ix)     to the Knowledge of the Company, there are not and have not been any irregularities, misstatements or omissions relating to any Government Contract or Government Bid that have led to or could reasonably be expected to lead to (A) any administrative, civil, criminal or other Legal Proceeding or indictment involving any of the Acquired Corporations or any of the Acquired Corporation Employees, (B) the questioning or disallowance of any costs submitted for payment by any of the Acquired Corporations, (C) the recoupment of any payments previously made to any of the Acquired Corporations, (D) a finding or claim of fraud, defective pricing, mischarging or improper payments on the part of any of the Acquired Corporations, or (E) the assessment of any penalties or damages of any kind against any of the Acquired Corporations;

(x)     there is not and has not been any (A) outstanding claim against any of the Acquired Corporations by, or dispute involving any of the Acquired Corporations with, any prime contractor, subcontractor, vendor or other Person arising under or relating to the award or performance of any Government Contract, (B) fact known by any of the Acquired Corporations upon which any such claim could reasonably be expected to be based or which may give rise to any such dispute, (C) final decision of any Governmental Body against any of the Acquired Corporations;

(xi)     none of the Acquired Corporations is undergoing or has undergone any audit, and to the Knowledge of the Company, there is no basis for any impending audit, arising under or relating to any Government Contract (other than normal routine audits conducted by the Company in the ordinary course of business);

(xii)     none of the Acquired Corporations has entered into any financing arrangement or assignment of proceeds with respect to the performance of any Government Contract;

(xiii)     no payment has been made by any of the Acquired Corporations or by any Person acting on behalf of any of the Acquired Corporations to any Person (other than to any bona fide employee or agent (as defined in subpart 3.4 of the FAR) of the Company) which is or was contingent upon the award of any Government Contract or which would otherwise be in violation of any applicable procurement law or regulation or any other Legal Requirement;

(xiv)     each Acquired Corporation’s cost accounting system is in compliance with applicable regulations and other applicable Legal Requirements, and has not been determined by any Governmental Body not to be in compliance with any Legal Requirement;

(xv)     each of the Acquired Corporations has complied with all applicable regulations and other Legal Requirements and with all applicable contractual requirements relating to the placement of legends or restrictive markings on technical data, computer software and other Intellectual Property including those necessary to ensure that no Governmental Body or other Person is able to acquire any unlimited rights with respect to such technical data, computer software or Company IP;

(xvi)     none of the Acquired Corporations has made any disclosure to any Governmental Body pursuant to any voluntary disclosure agreement;

(xvii)     none of the Acquired Corporations is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body under or in connection with any Government Contract or Government Bid as a result of or by virtue of (A) the execution, delivery or performance of this Agreement or any of the other Transaction Documents, or (B) the consummation of the Merger or any of the other Contemplated Transactions.

2.11 Liabilities. None of the Acquired Corporations has any accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with GAAP, and whether due or to become due), except for: (a) liabilities identified as such in the “liabilities” column of the Unaudited Balance Sheet; (b) normal and recurring current liabilities that have been incurred by the Acquired Corporations since December 31, 2003 in the ordinary course of business and consistent with past practices; (c) liabilities under the Material Contracts identified in Part 2.10(a) of the Disclosure Schedule, to the extent the nature and magnitude of such liabilities can be specifically ascertained by reference to the text of such Material Contracts; (d) liabilities of a routine nature under the Acquired Corporation Contracts that are not required to be identified in Part 2.10 of the Disclosure Schedule and that do not exceed $50,000 in the aggregate; and (e) liabilities described in Part 2.11 of the Disclosure Schedule. No event has occurred, and no circumstance or condition exists, that has resulted in, or that will or could reasonably be expected to result in, any claim for indemnification or reimbursement by any Acquired Corporation Employee pursuant to (i) the terms of any Acquired Corporation’s articles of incorporation, bylaws or other charter documents, (ii) any indemnification agreement or other Contract between any Acquired Corporation and any such Acquired Corporation Employee, or (iii) any applicable Legal Requirement.

2.12 Compliance with Legal Requirements; Governmental Authorizations.

(a)     Each of the Acquired Corporations is, and has at all times since January 1, 1998 been, in compliance in all material respects with all applicable Legal Requirements. Except as set forth in Part 2.12(a) of the Disclosure Schedule, since January 1, 1998, none of the Acquired Corporations has received any notice or other communication (in writing or, to the Knowledge of the Company, otherwise) from any Governmental Body or other Person regarding any alleged material violation of, or failure to comply with, any Legal Requirement.

(b)     Part 2.12(b) of the Disclosure Schedule identifies each material Governmental Authorization held by any of the Acquired Corporations, and the Company has made available to Parent or its advisors accurate and complete copies of all such Governmental Authorizations. The Governmental Authorizations held by the Acquired Corporations are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Acquired Corporations to conduct their respective businesses in the manner in which such businesses are currently being conducted and are proposed to be conducted. Each Acquired Corporation is, and at all times since January 1, 1998 has been, in substantial compliance with the terms and requirements of the Governmental Authorizations held by it. Since January 1, 1998, none of the Acquired Corporations has received any notice or other communication (in writing or, to the Knowledge of the Company, otherwise) from any Governmental Body regarding (a) any actual or possible material violation of or failure to comply with any material term or requirement of any material Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization. No Governmental Body has at any time challenged in writing the right of any of the Acquired Corporations to design, manufacture, license, offer or sell any of its products or services.

2.13 Certain Business Practices. None of the Acquired Corporations, and (to the Knowledge of the Company) no director, officer, agent or employee of any of the Acquired Corporations, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) taken any action that would constitute a violation of the Foreign Corrupt Practices Act of 1977, as amended, if the Company were publicly held.

2.14 Tax Matters.

(a)     Each of the Tax Returns required to be filed by or on behalf of the respective Acquired Corporations with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the “Acquired Corporation Returns”) (i) has been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) was, or will be when filed, complete and accurate in all material respects and prepared in compliance with all applicable Legal Requirements. Each of the Acquired Corporations (A) has timely withheld required amounts from its employees, independent contractors, customers, shareholders and other Persons from whom it is or was required to withhold Taxes in compliance with all applicable Legal Requirements, and (B) has timely paid all amounts so withheld to the appropriate Governmental Bodies. All Tax amounts due on or before the Closing Date have been or will be paid on or before the Closing Date. The Company has delivered to Parent or its advisors accurate and complete copies of all Acquired Corporation Returns filed since January 1, 2001.

(b)     The Company Financial Statements fully accrue all actual and contingent liabilities for unpaid Taxes with respect to all periods through the dates thereof in accordance with GAAP. Each Acquired Corporation will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from December 31, 2003 through the Closing Date. For the period from December 31, 2003 through the Closing Date, none of the Acquired Corporations has incurred or will incur any liability arising from extraordinary gains or losses (as that term is used in GAAP) outside the ordinary course of business or inconsistent with past practice.

(c)     Except as set forth in Part 2.14(c) of the Disclosure Schedule, no Acquired Corporation Return has ever been examined or audited by any Governmental Body. No extension or waiver of the limitation period applicable to any of the Acquired Corporation Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from any Acquired Corporation.

(d)     Except as set forth in Part 2.14(d) of the Disclosure Schedule, no claim or Legal Proceeding is pending or, to the Knowledge of the Company, has been threatened in a writing delivered to an Acquired Corporation against or with respect to any Acquired Corporation in respect of any Tax, nor has any of the Acquired Corporations received from any Governmental Body in any jurisdiction (including jurisdictions where the Acquired Companies have not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any taxing authority or other Governmental Body against any Acquired Corporation. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any written notice of deficiency or similar document received by any Acquired Corporation with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Acquired Corporations and with respect to which adequate reserves for payment have been established on the Unaudited Balance Sheet). There are no liens for Taxes upon any of the assets of any of the Acquired Corporations except liens for current Taxes not yet due and payable. None of the Acquired Corporations has entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code concerning collapsible corporations (or any comparable Legal Requirement). None of the Acquired Corporations has been or will be required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code (or any comparable Legal Requirement) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing. None of the Acquired Corporations has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. None of the Acquired Corporations has made any distribution of stock of any controlled corporation, as that term is defined in Section 355(a)(1) of the Code or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 and 361 of the Code. None of the Acquired Corporations (i) has been a member of an affiliated group within the meaning of Section 1504 of the Code, other than an affiliated group of which the Company was the common parent, or (ii) filed or been included in a combined, consolidated or unitary income Tax Return, other than any such Tax Return filed by the Company. None of the Acquired Corporations has any liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations under the Code (or any similar Legal Requirement) as a transferee or successor, by Contract or otherwise.

(e)     None of the Acquired Corporations will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar Legal Requirement) executed on or prior to the Closing Date, (iii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar Legal Requirement), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, or (v) prepaid amount received on or prior to the Closing Date.

(f)     Each of the Acquired Corporations has disclosed in its Acquired Corporation Returns any Tax reporting position taken in any Acquired Corporation Return which could result in the imposition of penalties under Section 6662 of the Code or any comparable Legal Requirement.

(g)     None of the Acquired Corporations has consummated or participated in, or is currently participating in, any transaction that was or is a “Tax shelter” transaction as defined in Section 6662, 6011, 6012 or 6111 of the Code or the Treasury Regulations promulgated thereunder.

(h)     Part 2.14(h) of the Disclosure Schedule identifies the amount of any deferred gain or loss of any Acquired Corporation arising out of any intercompany transaction.

(i)     None of the tax attributes (including net operating loss carryforwards and general business tax credits) of the Acquired Corporations is limited by Section 382, 383 or 1502 of the Code (or any corresponding or similar Legal Requirement) for any period ending on or prior to the Closing Date. As of December 31, 2003, the Company had (i) no federal net operating loss carryforwards, (ii) $750,000 of federal research and development carryforwards which expire in 2023, and (iii) $168,000 of minimum tax credit carryforwards which have no expiration date.

(j)     The Company has provided Parent or its advisors with accurate and complete copies of all documentation relating to any Tax holidays relating to any Acquired Corporation. Neither the Merger nor any of the other Contemplated Transactions will have an adverse effect on the availability of any such Tax holiday or incentive.

(k)     Except as set forth in Part 2.14(k) of the Disclosure Schedule, none of the Acquired Corporations is involved in or subject to any joint venture, partnership or other Contract which is treated as a partnership for federal, state, local or foreign income Tax purposes.

(l)     There is no Acquired Corporation Contract covering any Acquired Corporation Employee that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162(m) of the Code (or any comparable Legal Requirement). None of the Acquired Corporations is, or has ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

2.15 Employee and Labor Matters; Benefit Plans.

(a)     Part 2.15(a) of the Disclosure Schedule accurately sets forth, with respect to each current employee of each of the Acquired Corporations (including any employee of any of the Acquired Corporations who is on a leave of absence or on layoff status):

(i)     the name of such employee, the Acquired Corporation by which such employee is employed and the date as of which such employee was originally hired by such Acquired Corporation;

(ii)     such employee’s title, and a description of such employee’s duties and responsibilities;

(iii)     the aggregate dollar amount of the compensation (including wages, salary, commissions, director’s fees, fringe benefits, bonuses, profit-sharing payments and other payments or benefits of any type) received by or payable to such employee with respect to services performed in 2003;

(iv)     such employee’s annualized compensation as of the date of this Agreement;

(v)     each Acquired Corporation Employee Plan in which such employee participates or is eligible to participate; and

(vi)     any Governmental Authorization that is held by such employee and that relates to or is useful in connection with the business of any of the Acquired Corporations.

(b)     Part 2.15(b) of the Disclosure Schedule identifies each director of each of the Acquired Corporations, and sets forth such director’s compensation from any Acquired Corporation to such director for any services rendered to any Acquired Corporation.

(c)     Part 2.15(c) of the Disclosure Schedule contains a complete and accurate list of each former employee of any of the Acquired Corporations who is receiving or is scheduled to receive (or whose spouse or other dependent or beneficiary is receiving or is scheduled to receive) any benefits (whether from any of the Acquired Corporations or otherwise) relating to such former employee’s employment with any of the Acquired Corporations; and Part 2.15(c) of the Disclosure Schedule summarizes such benefits.

(d)     Except as set forth in Part 2.15(d) of the Disclosure Schedule, the employment of each of the Acquired Corporations’ employees is terminable by the applicable Acquired Corporation at will, without payment of severance or other termination benefits (except as otherwise provided by U.S. law). The Company has made available to Parent or its advisors accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and written particulars of employment relating to the employment of the Acquired Corporation Employees.

(e)     To the Knowledge of the Company: (i) no employee of any of the Acquired Corporations at a director level or higher intends to terminate his employment with the Company; (ii) no employee of any of the Acquired Corporations at a director level or higher has received an offer to join a business that may be competitive with the business of any Acquired Corporation; and (iii) no employee of any Acquired Corporation is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on (A) the performance by such employee of any of his or her duties or responsibilities as an employee of such Acquired Corporation, or (B) the business or operations of any Acquired Corporation.

(f)     Part 2.15(f) of the Disclosure Schedule accurately sets forth, with respect to each independent contractor that has provided services to or received any payment from any of the Acquired Corporations at any time since January 1, 2002:

(i)     the name of such independent contractor, the Acquired Corporation to which such independent contractor is providing or has provided services and the date as of which such independent contractor was originally hired by such Acquired Corporation;

(ii)     a description of such independent contractor’s duties and responsibilities;

(iii)     the aggregate dollar amount of the compensation (including all payments or benefits of any type) received by or payable to such independent contractor with respect to services performed in 2003;

(iv)     the compensation terms and other terms of the arrangement between such independent contractor and the Acquired Corporation to which such independent contractor is providing or has provided services; and

(v)     any Governmental Authorization that is held by such independent contractor and that relates to or is useful in connection with the business of any Acquired Corporation.

(g)     None of the current or former independent contractors of any of the Acquired Corporations could be reclassified as an employee. No independent contractor has provided services to any of the Acquired Corporations or any Acquired Corporation Affiliate for a period of six consecutive months or longer. No independent contractor of any Acquired Corporation is eligible to participate in any Acquired Corporation Employee Plan. No Acquired Corporation has ever had any temporary or leased employees that were not treated and accounted for in all respects as employees of such Acquired Corporation.

(h)     Except as set forth in Part 2.15(h) of the Disclosure Schedule, none of the Acquired Corporations is a party to or bound by, and none of the Acquired Corporations has ever been a party to or bound by, any employment agreement or any union or trade union contract, collective agreement, collective bargaining agreement or similar Contract.

(i)     None of the Acquired Corporations is or has ever been engaged in any unfair labor practice of any nature. There has never been any slowdown, work stoppage, boycott, picketing, labor dispute, question concerning representation or union organizing activity, or any similar activity, dispute or question, affecting any of the Acquired Corporations or any of the Acquired Corporation Employees. There is not now pending, and no Person has threatened, in a writing delivered to an Acquired Corporation or, to the Knowledge of the Company, otherwise, to commence or raise, any such slowdown, work stoppage, boycott, picketing, labor dispute, question concerning representation or union organizing activity or any similar activity, dispute or question. No event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or provide a basis for the commencement or raising of any such slowdown, work stoppage, boycott, picketing, labor dispute, question concerning representation or union organizing activity or any similar activity, dispute or question. There are no actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Acquired Corporation Employee, including charges of unfair labor practices or discrimination complaints.

(j)     Part 2.15(j) of the Disclosure Schedule sets forth an accurate and complete list as of the date of this Agreement of each Acquired Corporation Employee Plan and each Acquired Corporation Employee Agreement that is in effect as of the date of this Agreement or pursuant to which any Acquired Corporation has any right or obligation. Except as contemplated by Section 5.7, none of the Acquired Corporations intends or has agreed or committed (i) to establish or enter into any new Acquired Corporation Employee Plan or Acquired Corporation Employee Agreement, or (ii) to modify any Acquired Corporation Employee Plan or Acquired Corporation Employee Agreement (except to conform any such Acquired Corporation Employee Plan or Acquired Corporation Employee Agreement to the requirements of any applicable Legal Requirements, in each case as previously disclosed to Parent in writing). Part 2.15(j) accurately describes each communication made on behalf of the Company or any other Acquired Corporation to any Acquired Corporation Employee relating to the Stay Bonus Plan.

(k)     The Company has delivered to Parent or its advisors accurate and complete copies of: (i) all documents setting forth the terms of each Acquired Corporation Employee Plan and each Acquired Corporation Employee Agreement that is currently in effect or pursuant to which any Acquired Corporation has any right or obligation, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA, the Code or any other applicable Legal Requirement in connection with each Acquired Corporation Employee Plan; (iii) for each Acquired Corporation Employee Plan that is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of Acquired Corporation Employee Plan assets; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to each Acquired Corporation Employee Plan; (v) all material written Contracts relating to each Acquired Corporation Employee Plan, including administrative service agreements and group insurance contracts; (vi) all written materials provided to any Acquired Corporation Employee relating to any Acquired Corporation Employee Plan and any proposed Acquired Corporation Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any liability to any of the Acquired Corporations or any Acquired Corporation Affiliate; (vii) all material correspondence to or from any Governmental Body relating to each Acquired Corporation Employee Plan; (viii) all COBRA forms and related notices, and any other forms or notices required under applicable Legal Requirements, relating to each Acquired Corporation Employee and all other documents evidencing compliance with COBRA and any other applicable Legal Requirements in the case of Acquired Corporation Employees, and their qualified beneficiaries who have experienced qualifying events; (ix) all current insurance policies in the possession of any of the Acquired Corporations or any Acquired Corporation Affiliate pertaining to fiduciary liability insurance covering the fiduciaries for each Acquired Corporation Employee Plan; (x) all discrimination tests required under the Code for each Acquired Corporation Employee Plan intended to be qualified under Section 401(a) of the Code for the three most recent plan years; and (xi) the most recent IRS determination or opinion letter issued with respect to each Acquired Corporation Employee Plan intended to be qualified under Section 401(a) of the Code.

(l)     Each of the Acquired Corporations and Acquired Corporation Affiliates has performed, in all material respects, all obligations required to be performed by it under each Acquired Corporation Employee Plan. Each Acquired Corporation Employee Plan has been established and maintained substantially in accordance with its terms and in substantial compliance with all applicable Legal Requirements, including ERISA and the Code. Any Acquired Corporation Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, that is not otherwise exempt under Section 408 of ERISA has occurred with respect to any Acquired Corporation Employee Plan. There are no claims or Legal Proceedings pending, or, to the Knowledge of the Company, threatened (in writing or, to the Knowledge of the Company, otherwise) or reasonably anticipated (other than routine claims for benefits), against any Acquired Corporation Employee Plan or against the assets of any Acquired Corporation Employee Plan. Except as set forth in Part 2.15(l) of the Disclosure Schedule, each Acquired Corporation Employee Plan (other than any Acquired Corporation Employee Plan to be terminated prior to the Closing in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Parent, any of the Acquired Corporations or any Acquired Corporation Affiliate (other than ordinary administration expenses). There are no audits, inquiries or Legal Proceedings pending or, to the Knowledge of the Company, threatened in writing by the IRS, the DOL or any other Governmental Body with respect to any Acquired Corporation Employee Plan. No Acquired Corporation, and no Acquired Corporation Affiliate, has, within the last five plan years, ever incurred any penalty or Tax in an amount in excess of $500 with respect to any Acquired Corporation Employee Plan under Section 502(i) of ERISA, under Sections 4975 through 4980 of the Code or under any other applicable Legal Requirement. The Acquired Corporations and Acquired Corporation Affiliates have timely made all contributions and other payments required by and due under the terms of each Acquired Corporation Employee Plan.

(m)     No Acquired Corporation, and no Acquired Corporation Affiliate, has ever maintained, established, sponsored, participated in or contributed to any: (i) Acquired Corporation Pension Plan subject to Title IV of ERISA; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; or (iii) Acquired Corporation Pension Plan in which stock of any of the Acquired Corporations or any Acquired Corporation Affiliate is or was held as a plan asset. The fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Foreign Plan, and no Contemplated Transaction shall cause any such assets or insurance obligations to be less than such benefit obligations.

(n)     No Acquired Corporation Employee Plan provides (except at no cost to the Acquired Corporations or any Acquired Corporation Affiliate), or reflects or represents any liability of any of the Acquired Corporations or any Acquired Corporation Affiliate to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements. Other than commitments made that involve no future costs to any of the Acquired Corporations or any Acquired Corporation Affiliate, no Acquired Corporation, and no Acquired Corporation Affiliate, has ever represented, promised or contracted (whether in oral or written form) to any Acquired Corporation Employee (either individually or to Acquired Corporation Employees as a group) or any other Person that any such Acquired Corporation Employee or other Person would be provided with retiree life insurance, retiree health benefits or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

(o)     Except as set forth in Part 2.15(o) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of any of the Contemplated Transactions will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Acquired Corporation Employee Plan, Acquired Corporation Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration of any right, obligation or benefit, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Acquired Corporation Employee.

(p)     Except as set forth in Part 2.15(p) of the Disclosure Schedule, no Acquired Corporation, and no Acquired Corporation Affiliate: (i) has violated or otherwise failed to comply with any Legal Requirement respecting employment, employment practices, terms and conditions of employment or wages and hours, including the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of HIPAA and the provisions of any similar Legal Requirement; (ii) has granted stock options to any Acquired Corporation Employee with terms and conditions that have required or will require the inclusion of compensation related to such options to be included in the calculation of overtime rates of pay; (iii) has failed to withhold or report any amount required by applicable Legal Requirements or by Contract to be withheld or reported with respect to wages, salaries or other payments to Acquired Corporation Employees; (iv) is liable for any arrears of wages or any Taxes or any penalty for failure to comply with the Legal Requirements applicable to any of the foregoing; or (v) is liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security, national insurance contributions or other benefits or obligations for Acquired Corporation Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the Knowledge of the Company, threatened or reasonably anticipated claims or Legal Proceedings against any of the Acquired Corporations or any Acquired Corporation Affiliate under any worker’s compensation policy or long-term disability policy.

(q)     Except as set forth in Part 2.15(q) of the Disclosure Schedule, no Acquired Corporation has undertaken any option re-pricing or option exchange program. The option re-pricing and exchange program identified in Part 2.15(q) of the Disclosure Schedule (i) was effected in compliance in all material respects with all applicable Legal Requirements and Contracts, and (ii) has been accurately reflected in accordance with GAAP in the Unaudited 2003 Financial Statements.

2.16 Environmental Matters. Each of the Acquired Corporations possesses all permits and other Governmental Authorizations required under applicable Environmental Laws, and is in compliance with the terms and conditions thereof. None of the Acquired Corporations has received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, Acquired Corporation Employee or otherwise, that alleges that any of the Acquired Corporations is not in compliance with any Environmental Law, and, to the Knowledge of the Company, there are no circumstances that may prevent or interfere with the compliance by any of the Acquired Corporations with any Environmental Law in the future. To the Knowledge of the Company, (a) each Leased Property and any other property that is controlled or used by any of the Acquired Corporations, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any material environmental contamination of any nature, (b) no Leased Property, and no other property controlled or used by any of the Acquired Corporations, contains any underground storage tanks, asbestos, equipment using PCBs or underground injection wells, and (c) no Leased Property, and no other property controlled or used by any of the Acquired Corporations, contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been disposed of. No Acquired Corporation has ever sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law, (i) has been placed on the “National Priorities List” of hazardous waste sites or any similar state list, (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity, or (iii) is subject to a Legal Requirement to take “removal” or “remedial” action as detailed in any applicable Environmental Law or to make payment for the cost of cleaning up any site.

2.17 Insurance. Part 2.17 of the Disclosure Schedule lists each insurance policy maintained as of the date of this Agreement by, at the expense of or for the benefit of any of the Acquired Corporations and identifies any material claims (including any workers’ compensation claims) made thereunder, and the Company has delivered to Parent accurate and complete copies of the insurance policies identified in Part 2.17 of the Disclosure Schedule. Each of the insurance policies identified in Part 2.17 of the Disclosure Schedule is in full force and effect. Since January 1, 1998, none of the Acquired Corporations has received any written notice or other written communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

2.18 Related Party Transactions. Except as set forth in Part 2.18 of the Disclosure Schedule: (a) no Related Party has, and no Related Party has at any time since December 31, 2000 had, any direct or indirect interest in any material asset used in or otherwise relating to the business of any of the Acquired Corporations; (b) no Related Party is, or has at any time since December 31, 2000 been, indebted to any of the Acquired Corporations; (c) since December 31, 2000, no Related Party has entered into, or has had any direct or indirect financial interest in, any material Contract, transaction or business dealing involving any of the Acquired Corporations; (d) no Related Party is competing, or has at any time since December 31, 2000 competed, directly or indirectly, with any of the Acquired Corporations; and (e) no Related Party has any claim or right against any of the Acquired Corporations (other than rights under Company Options and rights to receive compensation for services performed as an employee of the Company). (For purposes of the Section 2.18 each of the following shall be deemed to be a “Related Party”: (i) each holder of more than 1.5% of the outstanding Company Capital Stock as of the date hereof, and each Person who is, or who at any time since December 31, 2000 has been, a general partner, limited partner or affiliate of any shareholder of the Company; (ii) each individual who is, or who has at any time since December 31, 2000 been, an officer or director of any of the Acquired Corporations; (iii) each member of the immediate family of each of the individuals referred to in clauses “(i)” and “(ii)” above; and (iv) any trust or other Entity (other than the Company) in which any one of the Persons referred to in clauses “(i)", “(ii)” and “(iii)” above holds (or in which more than one of such Persons collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.)

2.19 Legal Proceedings; Orders.

(a)     Except as set forth in Part 2.19(a)(i) of the Disclosure Schedule, there is no pending material Legal Proceeding, and, to the Knowledge of the Company, no Person has threatened (in writing or, to the Knowledge of the Company, otherwise) to commence any Legal Proceeding: (i) that involves any of the Acquired Corporations or any of the material assets owned or used by any of the Acquired Corporations; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions. To the Knowledge of the Company, except as set forth in Part 2.19(a)(ii) of the Disclosure Schedule, no event has occurred, and no claim, dispute or other condition or circumstance exists, that could reasonably be expected to give rise to or serve as a basis for the commencement of any such Legal Proceeding. No claim, dispute or Legal Proceeding disclosed in Part 2.19 of the Disclosure Schedule could have or result in a Company Material Adverse Effect.

(b)     Except as set forth in Part 2.19(b) of the Disclosure Schedule, no Legal Proceeding has ever been commenced by or has ever been pending against any of the Acquired Corporations.

(c)     There is no Order to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject. To the Knowledge of the Company, no officer or key employee of any of the Acquired Corporations is subject to any Order that prohibits such officer or other employee from engaging in or continuing, or that materially limits his or her ability to engage in or continue, any conduct, activity or practice relating to the business of any of the Acquired Corporations.

2.20 Authority; Binding Nature of Agreement. The Company has the requisite power and authority to enter into and to perform its obligations under this Agreement. The board of directors of the Company (at a meeting duly called and held) has (a) unanimously determined that the Merger is fair and in the best interests of the Company and its shareholders, (b) unanimously authorized and approved the execution, delivery and performance of this Agreement by the Company and unanimously approved the Merger, (c) unanimously recommended the approval of the principal terms of the Merger by the holders of Company Capital Stock and directed that this Agreement and the Merger be submitted for consideration by the Company’s shareholders, and (d) for purposes of compliance with Chapter 13 of the CGCL, determined the fair market value of the shares of Company Capital Stock as of the day prior to the date of this Agreement, excluding any appreciation or depreciation in connection with this Agreement or the Merger. This Agreement constitutes the legal, valid and binding obligation of the Company and the Shareholders’ Representative, enforceable against the Company and the Shareholders’ Representative in accordance with its terms, except as such enforceability may be limited by (i) laws of general application relating to bankruptcy or insolvency, or moratorium or other similar laws affecting or relating to creditors’ rights generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies, regardless of whether asserted in a proceeding in equity or at law. The Escrow Agreement, when executed and delivered by the Shareholders’ Representative, will constitute the legal, valid and binding obligation of the Shareholders’ Representative, enforceable against the Shareholders’ Representative in accordance with its terms, except as such enforceability may be limited by (i) laws of general application relating to bankruptcy or insolvency, or moratorium or other similar laws affecting or relating to creditors’ rights generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies, regardless of whether asserted in a proceeding in equity or at law. Without limiting the generality of the foregoing, all of Parent’s rights under this Agreement, including its rights against the Indemnity Escrow Fund, and all of Parent’s rights under the Escrow Agreement are legal, valid and enforceable.

2.21 Non-Contravention; Consents. Except as set forth in Part 2.21 of the Disclosure Schedule, neither (1) the execution, delivery or performance of this Agreement or any of the other Transaction Documents, nor (2) the consummation of the Merger or any of the other Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a)     contravene, conflict with or result in a violation of (i) any of the provisions of the articles of incorporation, bylaws or other charter or organizational documents of any of the Acquired Corporations, or (ii) any resolution adopted by the shareholders, the board of directors or any committee of the board of directors of any of the Acquired Corporations;

(b)     contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger or any of the other Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject;

(c)     contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Acquired Corporations or that otherwise relates to the business of any of the Acquired Corporations or to any of the assets owned or used by any of the Acquired Corporations;

(d)     contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Acquired Corporation Contract, or give any Person the right to (i) declare a default or exercise any remedy under any Acquired Corporation Contract, (ii) a rebate, chargeback, penalty or change in delivery schedule under any Acquired Corporation Contract, (iii) accelerate the maturity or performance of any obligation under any Acquired Corporation Contract, or (iv) cancel, terminate or modify any term of any Acquired Corporation Contract;

(e)     result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Acquired Corporations (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Corporations); or

(f)     result in, or increase the likelihood of, (i) the disclosure, licensing, delivery or distribution to any escrowholder or other Person of the source code for any portion of the Acquired Corporation Software, or (ii) the transfer of any material asset of any of the Acquired Corporations to any Person.

Except as may be required by the CGCL and the HSR Act, and except as set forth in Part 2.21 of the Disclosure Schedule, none of the Acquired Corporations was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other Transaction Documents, or (y) the consummation of the Merger or any of the other Contemplated Transactions. (For purposes of this Agreement, an Acquired Corporation will be deemed to be or to have been “required” to obtain a Consent if the failure to obtain such Consent (i) could result in the imposition of any liability or obligation on, or the expansion of any liability or obligation of, any of the Acquired Corporations, (ii) could result in the termination, modification or limitation of any contractual or other right of any of the Acquired Corporations, or (iii) could otherwise have an adverse effect on the business, condition, capitalization, assets, Intellectual Property, liabilities, operations, financial performance or prospects of any of the Acquired Corporations.)

2.22 Vote Required.

(a)     The affirmative vote of the holders of (i) a majority of the shares of Company Capital Stock outstanding on the Record Date, voting together on an as-if converted to common stock basis as a single class, (ii) a majority of the shares of Company Preferred Stock outstanding on the Record Date, voting as a class, (iii) a majority of the shares of Series B Preferred Stock outstanding on the Record Date, voting as a class, and (iv) a majority of the shares of Series C Preferred Stock outstanding on the Record Date, voting as a class (the votes referred to in clauses “(i),” “(ii),” “(iii)” and “(iv)” of this sentence being referred to collectively as the “Required Amendment Shareholder Vote”), is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve the Articles Amendment (as defined in Section 5.10).

(b)     The affirmative vote of the holders of (i) a majority of the shares of Company Common Stock outstanding on the Record Date voting together as a single class, and (ii) a majority of the shares of Company Preferred Stock outstanding on the Record Date voting together as a single class (the votes referred to in clauses “(i)" and “(ii)” of this sentence being referred to collectively as the “Required Merger Shareholder Vote”), is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve the principal terms of the Merger and the other Contemplated Transactions (other than the Articles Amendment).

(c)     The shares of Company Capital Stock that are subject to the Shareholder Agreements are (and will continue through the Closing to be) sufficient to obtain the Required Merger Shareholder Vote.

(d)     When delivered to the Company’s shareholders, the Information Statement (i) will comply with all applicable Legal Requirements, (ii) will not contain any untrue statement of a material fact, and (ii) will not omit to state any material fact necessary in order to make the information contained in the Information Statement (in the light of the circumstances under which such information was provided) not misleading.

2.23 Financial and Other Advisors. Except as set forth in Part 2.23 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the Acquired Corporations. The Company has furnished to Parent or its advisors accurate and complete copies of all agreements under which any fees, commissions or other amounts have been paid or may become payable to, and all indemnification and other agreements related to the engagement of, the Persons identified in Part 2.23 of the Disclosure Schedule.

2.24 Transaction Expenses. Part 2.24 of the Disclosure Schedule provides a reasonable, good faith estimate of all Transaction Expenses incurred by or on behalf of any Acquired Corporation on or prior to the date of this Agreement, and all Transaction Expenses that are or will become payable with respect to services performed for any Acquired Corporation on or prior to the date of this Agreement.

2.25 Full Disclosure. This Agreement (including the Disclosure Schedule) does not, and none of the other Transaction Documents will, (i) contain any untrue statement of a material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not misleading.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Parent and Merger Sub represent and warrant to the Company as follows:

3.1 Organization. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

3.2 Authority; Binding Nature of Agreement. Each of Parent and Merger Sub has the requisite power and authority to perform its obligations under this Agreement and (in the case of Parent) the Escrow Agreement, and the execution, delivery and performance by Parent and Merger Sub of this Agreement and (in the case of Parent) the Escrow Agreement have been duly authorized by any necessary action on the part of Parent and Merger Sub and their respective boards of directors and shareholders. This Agreement constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by (i) laws of general application relating to bankruptcy or insolvency, or moratorium or other similar laws affecting or relating to creditors’ rights generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies, regardless of whether asserted in a proceeding in equity or at law. The Escrow Agreement, when executed and delivered by Parent, will constitute the legal, valid and binding obligation of Parent, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) laws of general application relating to bankruptcy or insolvency, or moratorium or other similar laws affecting or relating to creditors’ rights generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies, regardless of whether asserted in a proceeding in equity or at law.

3.3 Non-Contravention. Neither the execution, delivery or performance of this Agreement or the Escrow Agreement by Parent or (in the case of the Merger Agreement) by Merger Sub, nor the consummation by Parent or Merger Sub of the Merger or any of the other Contemplated Transactions, will:

(a)     conflict with or result in a violation of any of the provisions of (i) the certificate of incorporation or bylaws of Parent, or (ii) the articles of incorporation or bylaws of Merger Sub;

(b)     require on the part of Parent or Merger Sub any registration, declaration or filing with, or any Governmental Authorization of, any Governmental Body at or prior to the Effective Time, except (i) as required by the CGCL, (ii) in order to comply with the applicable requirements of the HSR Act and applicable foreign antitrust or trade regulation laws, (iii) the filing by Parent of such reports and information with the SEC under the Exchange Act as may be required in connection with this Agreement, the Merger and the other Contemplated Transactions, and (iv) for any other registration, declaration, filing or Governmental Authorization, if the failure to make or obtain such registration, declaration, filing or Governmental Authorization would not reasonably be expected to have a material adverse effect on Parent’s or Merger Sub’s ability to consummate the Merger (a “Parent Material Adverse Effect”);

(c)     violate any order, writ, injunction or decree applicable to Parent or Merger Sub or any of their respective properties or assets, except where the violation thereof would not reasonably be expected to have a Parent Material Adverse Effect;

(d)     violate any statute, rule or regulation applicable to Parent or Merger Sub or any of their respective properties or assets, except where the violation thereof would not reasonably be expected to have a Parent Material Adverse Effect; or

(e)     render Parent insolvent or unable to pay its debts as they become due.

3.4 Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Contemplated Transactions, and has engaged in no business activities except as contemplated by this Agreement. Parent owns all of the issued and outstanding shares of capital stock of Merger Sub.

3.5 Adequacy of Funds. Parent has adequate financial resources to pay all amounts required to be paid pursuant to Sections 1.5(a).

SECTION 4. CERTAIN COVENANTS OF THE COMPANY

4.1 Access and Investigation. During the period from the date of this Agreement through the Effective Time (the “Pre-Closing Period”), the Company shall, and shall cause the Representatives of each of the Acquired Corporations to: (a) provide Parent and Parent’s Representatives with reasonable access to the Representatives, personnel and assets of the Acquired Corporations and to all existing books, records, Tax Returns, work papers, Acquired Corporation Contracts and other documents and information relating to the Acquired Corporations; provided, however, that in exercising Parent’s access rights under this Section 4.1, Parent and Parent’s Representatives shall not be permitted to interfere unreasonably with the conduct of the business of the Acquired Corporations; and (b) provide Parent and Parent’s Representatives with copies of such existing books, records, Tax Returns, work papers, Acquired Corporation Contracts and other documents and information relating to the Acquired Corporations, and with such additional financial, operating and other data and information regarding the Acquired Corporations, as Parent may reasonably request. Without limiting the generality of the previous sentence, (i) promptly following the preparation thereof, the Company shall deliver to Parent (A) a consolidated balance sheet of the Company and its consolidated Subsidiaries as of the last day of each calendar month during the Pre-Closing Period, and (B) a consolidated statement of operations of the Company and its consolidated Subsidiaries for such calendar month and for the period from January 1, 2004 through the end of such calendar month, (ii) on or before March 30, 2004, the Company shall deliver to Parent an audited consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2003 and the related audited consolidated statement of operations, statement of shareholders’ equity and statement of cash flows of the Company and its consolidated Subsidiaries for the year then ended, together with the notes thereto and the unqualified report and opinion of KPMG LLP relating thereto (the “Audited 2003 Financial Statements”), and (iii) during the Pre-Closing Period, the Company shall, and shall cause the Representatives of each of the Acquired Corporations to, permit Parent’s senior officers to meet with the controller and other officers of the Company responsible for the Company’s financial statements and the internal controls of the Acquired Corporations to discuss such matters as Parent may deem necessary or appropriate for Parent to satisfy its obligations under the Sarbanes-Oxley Act of 2002 and the rules and regulations relating thereto.

4.2 Operation of the Company’s Business.

(a)     During the Pre-Closing Period, except as set forth in Part 4.2(b) of the Disclosure Schedule: (i) the Company shall use commercially reasonable efforts to cause each of the Acquired Corporations to conduct its business and operations (A) in the ordinary course and in accordance with past practices, and (B) in compliance with all applicable Legal Requirements and the requirements of all Acquired Corporation Contracts that constitute Material Contracts; (ii) the Company shall use commercially reasonable efforts to ensure that each Acquired Corporation preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its relations and goodwill with all material suppliers, customers, development partners, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with such Acquired Corporation; (iii) the Company shall keep in full force all insurance policies referred to in Section 2.17; (iv) the Company shall cause to be provided all notices, assurances and support required by each Acquired Corporation Contract relating to any Intellectual Property or Intellectual Property Right in order to ensure that no condition under such Acquired Corporation Contract occurs that results in (A) any disclosure, licensing, delivery or distribution by any Acquired Corporation of the source code for any portion of the Acquired Corporation Software, or (B) a release from any escrow of any source code that has been deposited or is required to be deposited in escrow under the terms of such Acquired Corporation Contract; (v) the Company shall promptly notify Parent of (A) any notice or other communication (in writing or otherwise) from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions, and (B) any Legal Proceeding commenced, or, to the Knowledge of the Company, threatened by or against any of the Acquired Corporations; and (vi) the Company shall ensure that each of the Acquired Corporations fully complies with any employee consultation process required under applicable Legal Requirements with respect to any employee located outside of the United States.

(b)     During the Pre-Closing Period, except as set forth in Part 4.2(b) of the Disclosure Schedule, the Company shall not (without the prior written consent of Parent), and shall not permit any of the other Acquired Corporations to:

(i)     declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

(ii)     sell, issue, grant or authorize the sale, issuance or grant of (A) any capital stock or other security, (B) any option or right to acquire any capital stock or other security, or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company shall be permitted to issue Company Common Stock upon the valid conversion of Company Preferred Stock into Company Common Stock and upon the valid exercise of outstanding Company Options);

(iii)     amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company’s stock option plans, any provision of any Contract evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding Company Option, warrant or other security or any related Contract;

(iv)     amend or permit the adoption of any amendment to its articles of incorporation or bylaws or other charter or organizational documents (other than the Articles Amendment), or effect or become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(v)     acquire any equity interest or other interest in any other Entity;

(vi)     make any capital expenditure (except that the Acquired Corporations may make capital expenditures that, when added to all other capital expenditures made on behalf of the Acquired Corporations during the Pre-Closing Period, do not exceed $100,000);

(vii)     enter into or become bound by, or permit any of the material assets owned or used by it to become bound by, any Material Contract, or amend or terminate, or waive or exercise any material right or remedy under, any Material Contract;

(viii)     acquire, lease or license any right or other asset from any other Person, or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for (A) immaterial assets acquired, leased, licensed or disposed of by the Company in the ordinary course of business and consistent with past practices, and (B) non-exclusive end-user licenses to Acquired Corporation Software granted by the Company in the ordinary course of business and consistent with past practices), or waive or relinquish any material right;

(ix)     lend money to any Person (except that the Company may make routine travel advances to employees in the ordinary course of business and consistent with past practices not in excess of $7,500 in the aggregate), or incur or guarantee any indebtedness for borrowed money;

(x)     establish, adopt or materially amend any Acquired Corporation Employee Plan, or pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees (except for any (A) routine, reasonable salary increases in the ordinary course of business and consistent with past practices in connection with the Company’s customary employee review process, and (B) customary bonus payments and profit sharing payments in the ordinary course of business and consistent with past practices in accordance with existing bonus and profit sharing plans identified in Part 2.15(j) of the Disclosure Schedule);

(xi)     hire or promote any employee, except for any employee with an annual base salary of less than $50,000 who is hired or promoted in order to fill a position vacated after the date of this Agreement;

(xii)     communicate with any Acquired Corporation Employee regarding the plan described in Part 4.2(b)(xii) of the Disclosure Schedule (the “Stay Bonus Plan”);

(xiii)     change any of its sales contract terms and conditions, pricing or discounting policies or practices, product return policies, product maintenance policies, service policies, warranty terms, product modification or upgrade policies, personnel policies or other business policies, or any of its methods of accounting or accounting practices, in any respect;

(xiv)     make any change in its working capital practices generally or take or omit to take any action with the intent or effect of artificially inflating the Adjusted Closing Cash Balance, including (A) accelerating the collection of, or permitting the prepayment of, any receivable, (B) converting any non-cash assets to cash or cash equivalents, or (C) deferring or delaying payments of any kind;

(xv)     make any Tax election;

(xvi)     commence or settle any Legal Proceeding;

(xvii)     enter into any material transaction or take any other material action outside the ordinary course of business or inconsistent with past practices; or

(xviii)     agree or commit to take, or authorize or propose the taking of, any of the actions described in clauses "(i)” through “(xvii)” of this Section 4.2(b).

4.3 Notification. During the Pre-Closing Period, the Company shall promptly notify Parent in writing of: (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in or breach of any representation or warranty contained in Section 2; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in or breach of any representation or warranty contained in Section 2 if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of the Company; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely or that has had or could reasonably be expected to have or result in a Company Material Adverse Effect. No such notification shall be deemed to affect (i) the determination of the accuracy of any of the representations and warranties in this Agreement or in any certificate or other Contract referred to in this Agreement, (ii) the determination of whether any condition set forth in Section 6 has been satisfied, or (iii) the rights of any Indemnitee under Section 9.

4.4 No Negotiation. During the Pre-Closing Period, the Company shall not (and the Company shall ensure that none of the Acquired Corporations and no Representative of any Acquired Corporation shall) directly or indirectly: (a) solicit, facilitate or encourage the initiation of any inquiry, proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction; (b) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than Parent) relating to or in connection with a possible Acquisition Transaction; or (c) consider, entertain or accept any proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction. The Company shall promptly notify Parent in writing of any inquiry, proposal or offer relating to a possible Acquisition Transaction (including the identity of the Person making or submitting such inquiry, proposal or offer, and the terms thereof) that is received by any Acquired Corporation or any Representative of any Acquired Corporation during the Pre-Closing Period.

SECTION 5. ADDITIONAL COVENANTS OF THE PARTIES

5.1 Regulatory Approvals. Each party shall use commercially reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Merger and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Parent shall, promptly after the date of this Agreement, prepare and file the notifications required under the HSR Act and any applicable foreign antitrust laws or regulations in connection with the Merger. The Company and Parent shall respond as promptly as practicable to (a) any inquiries or requests received from the FTC or the DOJ for additional information or documentation, and (b) any inquiries or requests received from any state attorney general, foreign antitrust authority or other Governmental Body in connection with antitrust or related matters. At the request of Parent, the Company shall agree to divest, sell, dispose of, hold separate or otherwise take or commit to take any action relating to the business, product lines or assets of any Acquired Corporation, provided that any such action is (i) determined by Parent in good faith to facilitate compliance with any Legal Requirement or any request by any Governmental Body, and (ii) conditioned upon the consummation of the Merger.

5.2 Information Statement. As promptly as reasonably practicable (but in no event later than 10 days) after the date of this Agreement, the Company shall deliver an information statement accurately describing this Agreement, the Merger, the Articles Amendment, the other Contemplated Transactions and the provisions of Chapter 13 of the CGCL, and setting forth the fair market value of each class and series of Company Capital Stock as of the day prior to the date of this Agreement (excluding any appreciation or depreciation in connection with this Agreement, the Merger or the other Contemplated Transactions) as determined by the board of directors of the Company (the “Information Statement”) to its shareholders as of the Record Date, for the purpose of (a) informing them of the approval of the principal terms of the Merger by the Key Shareholders and their right to dissent pursuant to Chapter 13 of the CGCL, and (b) soliciting their written consent to the proposed Articles Amendment and the principal terms of the Merger. The Information Statement shall include a statement to the effect that the board of directors of the Company unanimously recommends that the Company’s shareholders execute written consents approving the Articles Amendment and the principal terms of the Merger. Subject to the fiduciary duties of the Company’s board of directors, the unanimous recommendation of the Company’s board of directors that the shareholders of the Company approve the Articles Amendment and the principal terms of the Merger shall not be withdrawn or modified in a manner adverse to Parent, and no resolution by the board of directors of the Company or any committee thereof to withdraw or modify such recommendation in a manner adverse to Parent shall be adopted or proposed.

5.3 Public Announcements. During the Pre-Closing Period, the Company shall not (and the Company shall not permit any of the Acquired Corporations or any Representative of any of the Acquired Corporations to) issue any press release or make any public statement regarding this Agreement or the Merger, or regarding any of the other Contemplated Transactions, without Parent’s prior written consent (which shall not be unreasonably withheld or delayed).

5.4 Additional Agreements.

(a)     Subject to Section 5.4(b), Parent and the Company shall use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, but subject to Section 5.4(b), during the Pre-Closing Period, (i) the Company shall use commercially reasonable efforts to cause the conditions set forth in Section 6 to be satisfied on a timely basis, (ii) Parent and Merger Sub shall use commercially reasonable efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis, (iii) each party to this Agreement shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other Contemplated Transactions, and (iv) each party to this Agreement shall use commercially reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other Contemplated Transactions. The Company shall promptly deliver to Parent a copy of each such filing made and each such notice given, and a copy of each such Consent obtained, by the Company during the Pre-Closing Period. Parent shall promptly deliver to the Company a copy of each such filing made and each such notice given by Parent during the Pre-Closing Period.

(b)     Notwithstanding anything to the contrary contained in this Agreement, Parent shall not have any obligation under this Agreement or otherwise: (i) to dispose of or transfer or cause any of its Subsidiaries to dispose of or transfer any assets, or to commit to cause any of the Acquired Corporations to dispose of or transfer any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service, or to commit to cause any of the Acquired Corporations to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available, to any Person, any technology, software or other Intellectual Property or Intellectual Property Right, or to commit to cause any of the Acquired Corporations to license or otherwise make available to any Person any technology, software or other Intellectual Property or Intellectual Property Right; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date), or to commit to cause any of the Acquired Corporations to hold separate any assets or operations; (v) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of any of the Acquired Corporations; or (vi) to contest any Legal Proceeding relating to the Merger if Parent determines in good faith that contesting such Legal Proceeding might not be advisable.

5.5 Termination of Agreements. To the extent requested by Parent, the Company shall use commercially reasonable efforts to cause the Acquired Corporation Contracts identified on Schedule 5.5 to be terminated effective as of the Effective Time.

5.6 FIRPTA Matters. At the Closing, the Company shall deliver to Parent: (a) a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Section 1.897 — 2(h)(1)(i) of the Treasury Regulations under the Code; and (b) a notice for filing with the IRS (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Section 1.897 — 2(h)(2) of the Treasury Regulations under the Code.

5.7 Termination of Employee Plan. Unless otherwise requested by Parent prior to the Closing, the Company shall ensure that its Profit Sharing/401(k) Plan is terminated immediately prior to the Effective Time.

5.8 Resignation of Officers and Directors. The Company shall use commercially reasonable efforts to obtain and deliver to Parent at the Closing the resignation of each officer and director of each of the Acquired Corporations.

5.9 Adjusted Closing Cash Balance. On the date three business days prior to the estimated Closing Date, the Company shall provide Parent with a reasonable estimate of the Adjusted Closing Cash Balance, together with detailed supporting documentation satisfactory to Parent.

5.10 Amendment to Company Articles. The Company shall (a) use commercially reasonable efforts to cause to be adopted an amendment to the Company Articles satisfactory in form and substance to Parent and containing such provisions as Parent may determine to be appropriate in order to reflect and implement the provisions set forth in Section 1 (the “Articles Amendment”), and (b) if the Required Amendment Shareholder Vote is obtained, file the Articles Amendment with the Secretary of State of the State of California and cause the Articles Amendment to take effect prior to the Closing Date.

5.11 Employee Benefits. Parent agrees that (a) all employees of the Acquired Corporations who continue employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time (“Continuing Employees”) shall, subject to any necessary transition period and subject to any applicable plan provisions, contractual requirements or Legal Requirements, be eligible to participate in Parent’s health, vacation and 401(k) plans, to substantially the same extent as similarly situated employees of Parent, and (b) for purposes of determining a Continuing Employee’s eligibility to participate in such plans, such Continuing Employee shall receive credit under such plans for his or her years of service with the Acquired Corporations prior to the Effective Time. Parent shall use commercially reasonable efforts to (i) cause to be waived any pre-existing condition limitations and eligibility waiting periods under any group health plan of Parent with respect to Continuing Employees and their eligible dependents, and (ii) cause each Continuing Employee to be given credit toward applicable deductibles and annual out-of-pocket limits under any group health plan of Parent for all amounts earned, credited or otherwise paid by such Continuing Employee under any similar group health plan of the Company in which such Continuing Employee was participating immediately prior to the Effective Time. Nothing in this Section 5.11 or elsewhere in this Agreement shall be construed to create a right in any Acquired Corporation Employee to employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation, and the employment of each Continuing Employee shall be “at will” employment. No Acquired Corporation Employee, and no Continuing Employee, shall be deemed to be a third party beneficiary of this Agreement.

5.12 Indemnification. Parent agrees that all rights to indemnification existing as of the date of this Agreement in favor of the current directors and officers of the Company for acts or omissions occurring prior to the Effective Time, as provided in the Company Articles, the Company’s bylaws or the indemnification agreements identified in Part 2.10(a)(iv) of the Disclosure Schedule, shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of six years following the Effective Time, and Parent shall cause the Surviving Corporation to fulfill and honor such obligations to the maximum extent permitted by applicable Legal Requirements.

SECTION 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

        The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the Contemplated Transactions are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

6.1 Accuracy of Representations. Each of the representations and warranties set forth in Section 2, and each of the representations and warranties set forth in each of the other Transaction Documents, shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (other than any representation and warranty made only as of a specific date, which shall have been accurate in all respects as of such specific date), except that any inaccuracies in such representations and warranties will be disregarded if all circumstances rendering such representations and warranties inaccurate (as of the date of this Agreement, as of the Closing Date or otherwise), considered collectively, do not constitute, and could not reasonably be expected to have or result in, a Company Material Adverse Effect; provided, however, that (i) for purposes of this Section 6.1 (including clause “(iii)” of this proviso), in determining the accuracy of such representations and warranties (as of the date of this Agreement, as of the Closing Date or otherwise), all materiality qualifications contained in such representations and warranties shall be disregarded, (ii) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded, and (iii) if there are inaccuracies in such representations and warranties (as of the date of this Agreement, as of the Closing Date or otherwise), and the aggregate cost that would be required to be incurred in order to rectify all circumstances rendering such representations and warranties inaccurate could reasonably be expected to exceed $1,000,000, then such circumstances shall be conclusively presumed to have a Company Material Adverse Effect.

6.2 Performance of Covenants. Each of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing, and each of the covenants and obligations that the Key Shareholders are required to comply with or to perform at or prior to the Closing under the Shareholder Agreements, shall have been complied with and performed in all material respects.

6.3 Shareholder Approval. The principal terms of the Merger shall have been duly approved by the Required Merger Shareholder Vote.

6.4 Dissenting Shares. The sum of the number of Dissenting Shares and the number of shares of Company Capital Stock that may in the future become Dissenting Shares shall not exceed 1.5% of the number of shares of Company Capital Stock outstanding on the Record Date.

6.5 HSR Act. (a) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and there shall not be in effect any voluntary agreement between Parent and the FTC or the DOJ pursuant to which Parent has agreed not to consummate the Merger for a specified period of time extending past May 15, 2004; (b) any similar waiting period under any applicable foreign antitrust law or regulation or other Legal Requirement shall have expired or been terminated; and (c) any Consent required to be obtained at or prior to the Effective Time under any applicable foreign antitrust law or regulation or other foreign Legal Requirement shall have been obtained and shall be in full force and effect.

6.6 Consents. The Consents identified on Schedule 6.6 shall have been obtained and shall be in full force and effect.

6.7 No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, could reasonably be expected to have or result in a Company Material Adverse Effect.

6.8 Audited 2003 Financial Statements. The Audited 2003 Financial Statements shall not deviate in any materially adverse respect from the Unaudited 2003 Financial Statements.

6.9 Agreements and Documents. Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

(a)     the Escrow Agreement, executed by the Shareholders’ Representative and the Escrow Agent;

(b)     a Noncompetition Agreement in the form of Exhibit C, executed by each individual identified on Schedule 6.9(b);

(c)     a Release in the form of Exhibit D, dated as of the Closing Date, executed by each Key Shareholder and each officer and director of the Company;

(d)     the Audited 2003 Financial Statements;

(e)     agreements, satisfactory in form and substance to Parent, terminating the Acquired Corporation Contracts identified on Schedule 5.5;

(f)     the statement and notice referred to in Section 5.6, executed by the Company;

(g)     a legal opinion of Gray Cary Ware & Freidenrich LLP, counsel to the Company, dated as of the Closing Date, in substantially the form of Exhibit E and containing no exceptions, assumptions or qualifications that are not customarily included in legal opinions relating to transactions similar to the Merger;

(h)     the Closing Payment Schedule, accompanied by detailed supporting documentation reasonably satisfactory to Parent (including written confirmations from Gray Cary Ware & Freidenrich LLP, KPMG LLP, Chris Schember and RBC Capital Markets as to all amounts paid, owed and to be owed by each Acquired Corporation with respect to services performed by them through the Closing Date);

(i)     the Closing Option Schedule, accompanied by detailed supporting documentation reasonably satisfactory to Parent;

(j)     a certificate, executed on behalf of the Company by an officer of the Company, containing the representation and warranty of the Company that the conditions set forth in Sections 6.1, 6.2, 6.3, 6.4, 6.6, 6.7, 6.10, 6.11, 6.12, 6.13, 6.14 and 6.15 have been duly satisfied; and

(k)     written resignations of all officers and directors of the Acquired Corporations, effective as of the Effective Time.

6.10 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

6.11 No Governmental Legal Proceedings. No Governmental Body shall have commenced or threatened to commence any Legal Proceeding that: (a) challenges or seeks to restrain or prohibit the consummation of the Merger or any of the other Contemplated Transactions; (b) relates to the Merger or any of the other Contemplated Transactions and seeks the recovery of damages in an amount that, if awarded, would be material to Parent; (c) seeks to prohibit or limit the exercise by Parent of any material right pertaining to its ownership of stock of Merger Sub or the Surviving Corporation; or (d) seeks to compel any of the Acquired Corporations, Parent or any Subsidiary of Parent to dispose of or hold separate any material assets as a result of the Merger or any of the other Contemplated Transactions.

6.12 No Other Legal Proceedings. No Person shall have commenced, or threatened in writing to commence, any Legal Proceeding challenging the Merger or any of the other Contemplated Transactions.

6.13 Employees. None of the individuals identified on Part 1 of Schedule 6.13, and not more than 30% of the individuals identified on Part 2 of Schedule 6.13, shall have (a) ceased to be employed by, or expressed an intention to terminate employment with, any of the Acquired Corporations, or (b) expressed an intention to decline to accept employment with Parent.

6.14 Termination of Employee Plan. If required pursuant to Section 5.7, the Company shall have provided Parent with evidence reasonably satisfactory to Parent as to the termination of the Company’s Profit Sharing/401(k) Plan.

6.15 Amendment to Company Articles. If the Required Amendment Shareholder Vote is obtained, the Company shall have provided Parent with evidence reasonably satisfactory to Parent that the Company has filed the Articles Amendment with the Secretary of State of the State of California and that the Articles Amendment was in effect at least one business day prior to the Closing Date.

SECTION 7. CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

        The obligation of the Company to effect the Merger is subject to the satisfaction, at or prior to the Closing, of the following conditions:

7.1 Accuracy of Representations. Each of the representations and warranties made by Parent and Merger Sub in Section 3 shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date, except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and could not reasonably be expected to have, a Parent Material Adverse Effect; provided, however, that for purposes of determining the accuracy of such representations and warranties, all materiality qualifications contained in such representations and warranties shall be disregarded.

7.2 Performance of Covenants. All of the covenants and obligations that Parent and Merger Sub are each required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

SECTION 8. TERMINATION

8.1 Termination Events.. This Agreement may be terminated prior to the Closing:

(a)     by the mutual written consent of Parent and the Company;

(b)     by Parent if the Closing has not taken place on or before May 15, 2004 (other than as a result of any failure on the part of Parent to comply with or perform any covenant or obligation of Parent set forth in this Agreement);

(c)     by the Company if the Closing has not taken place on or before May 15, 2004 (other than as a result of any failure on the part of the Company to comply with or perform any covenant or obligation set forth in this Agreement or any failure on the part of any Key Shareholder to comply with or perform any covenant or obligation set forth in the Shareholder Agreement executed on behalf of such Key Shareholder);

(d)     by Parent if (i) any representation or warranty of the Company contained in this Agreement, or any representation and warranty of any Key Shareholder contained in any Shareholder Agreement, shall be inaccurate or shall have been breached as of the date of this Agreement, or shall have become inaccurate or shall be breached as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 6.1 would not be satisfied as of the time such representation or warranty shall have become inaccurate (assuming the Closing Date were as of such time) (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or as of any subsequent date, (A) all materiality qualifications contained in such representations and warranties shall be disregarded, and (B) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded), or (ii) any of the covenants or obligations of the Company contained in this Agreement, or any covenant or obligation of any Key Shareholder contained in the Shareholder Agreement executed on behalf of such Key Shareholder, shall have been breached such that the condition set forth in Section 6.2 would not be satisfied as of the time of such breach (assuming the Closing Date were as of such time); provided, however, that if an inaccuracy in or breach of any of the Company’s representations and warranties or a breach of a covenant or obligation by the Company is curable by the Company and the Company is continuing to exercise all reasonable efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 8.1(d) on account of such inaccuracy or breach until 15 days subsequent to the date Parent notified the Company in writing of the existence of such inaccuracy or breach;

(e)     by the Company if (i) any representation or warranty of Parent or Merger Sub contained in this Agreement shall be inaccurate or shall have been breached as of the date of this Agreement, or shall have become inaccurate or shall be breached as of a date subsequent to the date of this Agreement (as if made on such subsequent date) such that the condition set forth in Section 7.1 would not be satisfied as of the time such representation or warranty shall have become inaccurate (assuming the Closing Date were as of such time) (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or as of any subsequent date, all materiality qualifications contained in such representations and warranties shall be disregarded), or (ii) any of the covenants or obligations of Parent or Merger Sub contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied as of the time of such breach (assuming the Closing Date were as of such time); provided, however, that if an inaccuracy in any of the representations and warranties of Parent or Merger Sub or a breach of a covenant or obligation by Parent or Merger Sub is curable by Parent or Merger Sub and Parent or Merger Sub is continuing to exercise all reasonable efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 8.1(e) on account of such inaccuracy or breach until 15 days subsequent to the date the Company notified Parent in writing of the existence of such inaccuracy or breach;

(f)     by Parent if there shall have occurred any Company Material Adverse Effect; or

(g)     by Parent or the Company if (i) a court of competent jurisdiction or other Governmental Body shall have issued a final and non-appealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, or (ii) there shall be any Legal Requirement enacted, promulgated, issued or deemed applicable to the Merger by any Governmental Body that would make consummation of the Merger illegal.

8.2 Termination Procedures. If a party wishes to terminate this Agreement pursuant to Section 8.1, then such party shall deliver to the other parties to this Agreement a written notice stating that such party is terminating this Agreement and setting forth a brief description of the basis on which such party is terminating this Agreement.

8.3 Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) no party shall be relieved of any obligation or liability arising from any prior breach by such party of any covenant or obligation or any prior willful and intentional breach by such party of any representation or warranty contained in this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 10; and (c) the Company shall, in all events, remain bound by and continue to be subject to Section 5.3.

SECTION 9. INDEMNIFICATION, ETC.

9.1 Survival of Representations, Etc.

(a)     The representations and warranties of the Company (including the representations and warranties set forth in Section 2 and the representations and warranties set forth or incorporated directly or indirectly in the certificate referred to in Section 6.9(j)) shall survive the Closing and continue in full force and effect until the date that is 18 months after the Closing Date; provided, however, that the representations and warranties set forth in Sections 2.3, 2.9, 2.12(a), 2.14 and 2.20 shall not expire on such date but rather shall continue in full force and effect until the second anniversary of the Closing Date. Notwithstanding anything to the contrary contained in this Agreement, if, at any time prior to the expiration of the applicable survival period, any Indemnitee delivers to the Shareholders’ Representative a Notice of Indemnification Claim (as defined in Section 9.8(a)) alleging the existence of an inaccuracy in or a breach of any of the representations and warranties of the Company and asserting a claim for recovery under Section 9.2 based on such alleged inaccuracy or breach, then the claim asserted in such Notice of Indemnification Claim shall survive the expiration of the applicable survival period until such time as such claim is fully and finally resolved. The representations and warranties of Parent and Merger Sub shall terminate and expire as of the Effective Time.

(b)     The covenants and obligations of the Company shall survive until the second anniversary of the Closing Date; provided, however, that if, at any time prior to the second anniversary of the Closing Date, any Indemnitee delivers to the Shareholders’ Representative a Notice of Indemnification Claim alleging the existence of a breach of any of the covenants or obligations of the Company and asserting a claim for recovery under Section 9.2 based on such alleged breach, then the claim asserted in such Notice of Indemnification Claim shall survive the second anniversary of the Closing Date until such time as such claim is fully and finally resolved. The covenants and obligations of Parent and Merger Sub shall expire at the Effective Time; provided, however, that the covenants and obligations of Parent set forth in Sections 5.12, 9.5, 9.6, 9.8 and 10 shall survive the Effective Time and shall expire upon the satisfaction of such covenants.

(c)     The representations, warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives.

(d)     For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in this Agreement.

(e)     In the event of any fraud committed in connection with or otherwise relating to any inaccuracy in or breach of any representation, warranty, covenant or obligation of the Company, the limitations on survival and the other limitations on liability set forth in this Section 9 (including the limitations set forth in Section 9.3) shall not be applicable to such inaccuracy or breach or the remedies that may be exercised by the Indemnitees with respect to such inaccuracy or breach.

9.2 Indemnification.

(a)     From and after the Effective Time (but subject to Section 9.1(a)), the Indemnitees shall be entitled to be held harmless and indemnified from the Indemnity Escrow Fund from and against, and shall be entitled to compensation and reimbursement from the Indemnity Escrow Fund for, any Damages that are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and that arise from or as a result of, or are directly or indirectly connected with:

(i)     any inaccuracy in or breach of any representation or warranty set forth in Section 2 as of the date of this Agreement (without giving effect to any materiality qualification contained in such representation or warranty, and without giving effect to any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement);

(ii)     any inaccuracy in or breach of any representation or warranty set forth in Section 2 as if such representation and warranty had been made on and as of the Closing Date (without giving effect to any materiality qualification contained in such representation or warranty, and without giving effect to any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement);

(iii)     any inaccuracy in or breach of any representation or warranty set forth in the certificate referred to in Section 6.9(j) (without giving effect to any “Company Material Adverse Effect” qualification or other materiality qualification contained or incorporated directly or indirectly in such representation or warranty);

(iv)     any breach of any covenant or obligation of the Company;

(v)     the exercise by any shareholder of the Company of such shareholder’s dissenters’ rights under the CGCL; or

(vi)     the Stay Bonus Plan or the approval or implementation thereof, or any claim arising from or relating to the Stay Bonus Plan (it being understood that the Damages recoverable by Parent under this Section 9.2(a)(vi) shall not include any payroll taxes required to be paid by the Company with respect to bonuses paid by the Company under the Stay Bonus Plan).

(b)     The parties acknowledge and agree that, if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation as an Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

9.3 Threshold; Ceiling.

(a)     Except in the case of fraud, the Indemnitees shall not be entitled to recover any Damages pursuant to Sections 9.2(a)(i), 9.2(a)(ii), 9.2(a)(iii), 9.2(a)(iv) and 9.2(a)(v) for any matter until such time as the total amount of all Damages (including the Damages arising in connection with such matter and all other Damages arising from any other matters of the type referred to in Section 9.2(a)) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds $300,000 in the aggregate. At such time as the cumulative amount of such Damages exceeds $300,000 in the aggregate, the Indemnitees shall be entitled to recover the entire amount of such Damages, and not merely the portion of such Damages exceeding $300,000.

(b)     Except in the case of fraud, recourse by the Indemnitees to the Indemnity Escrow Fund shall be the Indemnitees’ exclusive remedy after the Effective Time for the recovery of any damages resulting from the matters set forth in Section 9.2(a); provided, however, that nothing contained in this Section 9.3(b) or elsewhere in this Agreement shall limit the rights of any Indemnitee to seek or obtain injunctive relief or any other equitable remedy to which such Indemnitee is otherwise entitled. Notwithstanding the foregoing, nothing in this Agreement shall relieve any Key Shareholder from his or its obligations under such Key Shareholder’s Shareholder Agreement.

9.4 No Contribution. No Non-Dissenting Shareholder shall have any right of contribution, right of indemnity or other right or remedy against Parent or against the Surviving Corporation or any of the other Acquired Corporations in connection with any indemnification obligation or any other liability to which such Non-Dissenting Shareholder may become subject under or in connection with this Agreement or any of the Contemplated Transactions.

9.5 Defense of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Surviving Corporation, against Parent or against any other Person) with respect to which any Indemnitee may be entitled to be held harmless, indemnified, compensated or reimbursed pursuant to this Section 9 (a “Third Party Claim”), (a) Parent shall notify the Shareholders’ Representative, promptly after Parent receives notice of such Third Party Claim, of the nature of such Third Party Claim and the amount of damages claimed by the Person who asserted or commenced such Third Party Claim (it being understood that any failure by Parent to so promptly notify the Shareholders’ Representative shall have no effect on an Indemnitee’s ability to recover Damages pursuant to this Section 9, except to the extent that the defense of such Third Party Claim is materially prejudiced by such failure), and (b) Parent shall have the right, at its election, to proceed with the defense of such Third Party Claim on its own. If Parent so proceeds with the defense of any such Third Party Claim: (i) all reasonable expenses relating to the defense of such Third Party Claim shall be paid from the Indemnity Escrow Fund (with Parent and the Shareholders’ Representative being required to jointly execute and deliver to the Escrow Agent such written instructions as Parent may determine in good faith to be appropriate in order to ensure the timely payment of such expenses from the Indemnity Escrow Fund); (ii) the Shareholders’ Representative shall use commercially reasonable efforts to make available to Parent any documents and materials that may be necessary to the defense of such Third Party Claim; and (iii) Parent shall not settle, adjust or compromise such Third Party Claim without the prior written consent of the Shareholders’ Representative (which consent shall not be unreasonably withheld or delayed). If Parent does not elect to proceed with the defense of any such Third Party Claim, the Shareholders’ Representative shall (at the sole expense of the Non-Dissenting Shareholders, with all expenses relating to the defense of such Third Party Claim to be paid from the Expense Escrow Fund) proceed with the defense of such Third Party Claim with counsel satisfactory to Parent; provided, however, that the Shareholders’ Representative may not settle, adjust or compromise any such Third Party Claim without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed).

9.6 No Duty to Mitigate. Neither Parent nor any other Indemnitee shall have any duty to mitigate or otherwise reduce the amount of any Damages that it incurs in connection with any matter with respect to which it is entitled to be held harmless, indemnified, compensated or reimbursed pursuant to this Section 9; provided, however, that, to the extent Parent determines in good faith that there is available coverage for such Damages under an existing insurance policy maintained by Parent, Parent shall take commercially reasonable measures to attempt to recover any insurance proceeds available to offset such Damages under such insurance policy maintained by Parent, and any net amount actually recovered by Parent under such insurance policy with respect to such Damages shall be deemed to reduce the amount of such Damages.

9.7 Exercise of Remedies by Indemnitees Other Than Parent. No Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

9.8 Indemnification Claims; Indemnity Escrow Fund Arrangements.

(a)     Any Indemnitee seeking to be held harmless, indemnified, compensated or reimbursed pursuant to this Section 9 shall deliver a notice to the Shareholders’ Representative and the Escrow Agent (any such notice being referred to as a “Notice of Indemnification Claim,” and the claim for indemnification, compensation and reimbursement described in such Notice of Indemnification Claim being referred to as an “indemnification claim”). Each Notice of Indemnification Claim shall (i) state that the Indemnitee giving such Notice of Indemnification Claim believes that there is or has been an inaccuracy in or breach of a representation, warranty, covenant or obligation contained in this Agreement or that such Indemnitee is otherwise entitled to be held harmless, indemnified, compensated or reimbursed under this Section 9, (ii) contain a brief description of the circumstances supporting such Indemnitee’s belief that there is or has been such an inaccuracy or breach or that such Indemnitee is otherwise entitled to be held harmless, indemnified, compensated or reimbursed, and (iii) contain a good faith, non-binding, preliminary estimate of the aggregate dollar amount of actual and potential Damages that have arisen and may arise as a result of the inaccuracy or breach or other matter referred to in such Notice of Indemnification Claim (the amount of such estimate, as it may be modified by such Indemnitee in good faith from time to time, being referred to as the “Claimed Amount”).

(b)     During the 60-day period commencing upon the delivery by an Indemnitee to the Shareholders’ Representative and the Escrow Agent of a Notice of Indemnification Claim (the “Dispute Period”), the Shareholders’ Representative may deliver to the Indemnitee and the Escrow Agent a written response (the “Response Notice”) in which the Shareholders’ Representative: (i) agrees that the full Claimed Amount is owed to the Indemnitee; (ii) agrees that part (but not all) of the Claimed Amount (the “Agreed Amount”) is owed to the Indemnitee; or (iii) asserts that no part of the Claimed Amount is owed to the Indemnitee. Any part of the Claimed Amount that is not agreed by the Shareholders’ Representative to be owed to the Indemnitee pursuant to the Response Notice (or the entire Claimed Amount, if the Shareholders’ Representative asserts in the Response Notice that no part of the Claimed Amount is owed to the Indemnitee) shall be referred to as the “Contested Amount” (it being understood that the Contested Amount shall be modified from time to time to reflect any good faith modifications by the Indemnitee to the Claimed Amount). If a Response Notice is not received by the Indemnitee prior to the expiration of the Dispute Period, then the Shareholders’ Representative shall be conclusively and irrevocably deemed to have agreed that the full Claimed Amount set forth in the Notice of Indemnification Claim is owed to the Indemnitee.

(c)     If (i) the Shareholders’ Representative delivers a Response Notice to the Indemnitee during the Dispute Period agreeing that the full Claimed Amount is owed to the Indemnitee, or (ii) the Shareholders’ Representative does not deliver a Response Notice to the Indemnitee during the Dispute Period, then Parent and the Shareholders’ Representative shall jointly execute and deliver to the Escrow Agent, within three days following the earlier of the delivery of such Response Notice or the expiration of the Dispute Period, a written notice instructing the Escrow Agent to disburse the full Claimed Amount set forth in the Notice of Indemnification Claim to the Indemnitee from the Indemnity Escrow Fund.

(d)     If the Shareholders’ Representative delivers a Response Notice to the Indemnitee during the Dispute Period agreeing that less than the full Claimed Amount is owed to the Indemnitee, then Parent and the Shareholders’ Representative shall jointly execute and deliver to the Escrow Agent, within three days following the delivery of such Response Notice, a written notice instructing the Escrow Agent to disburse the Agreed Amount to the Indemnitee from the Indemnity Escrow Fund.

(e)     If the Shareholders’ Representative delivers a Response Notice to the Indemnitee during the Dispute Period indicating that there is a Contested Amount, then the Shareholders’ Representative and the Indemnitee shall attempt in good faith to resolve the dispute relating to the Contested Amount. If the Indemnitee and the Shareholders’ Representative resolve such dispute, then a settlement agreement shall be signed by the Indemnitee and the Shareholders’ Representative. Parent and the Shareholders’ Representative shall jointly execute and deliver to the Escrow Agent, within three days following the execution of such settlement agreement, a written notice instructing the Escrow Agent to disburse the amount specified in such settlement agreement to the Indemnitee from the Indemnity Escrow Fund.

(f)     If there is a dispute between the Shareholders’ Representative and the Indemnitee relating to a Contested Amount and no settlement agreement is reached despite good faith negotiations between the parties pursuant to Section 9.8(e) during the 30-day period commencing upon the delivery of the Response Notice to the Indemnitee, then either Parent or the Shareholders’ Representative may, by written notice to the other, submit such dispute to binding arbitration in the County of Santa Clara, California in accordance with the Judicial Arbitration and Mediation Services (“JAMS”) Comprehensive Arbitration Rules and Procedures then in effect; provided, however, that if the amount of the Damages relating to the disputed indemnification claim is at issue in pending litigation with a third party, arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration. Arbitration will be conducted by one arbitrator mutually selected by Parent and the Shareholders’ Representative; provided, however, that if Parent and the Shareholders’ Representative fail to mutually select an arbitrator within 15 business days after such dispute is submitted to arbitration, then either Parent or the Shareholders’ Representative can request that JAMS select the arbitrator in accordance with its Comprehensive Arbitration Rules and Procedures then in effect. The parties agree to use commercially reasonable efforts to cause the arbitration hearing to be conducted within 75 days after the appointment of the arbitrator, and to use commercially reasonable efforts to cause the decision of the arbitrator to be furnished within 15 days after the conclusion of the arbitration hearing. The arbitrator’s authority shall be confined to determining: (i) whether the Indemnitee is entitled to recover the Contested Amount (or a portion thereof), and the portion of the Contested Amount the Indemnitee is entitled to recover; and (ii) whether the Indemnitee is the prevailing party as provided below. The final decision of the arbitrator shall include the dollar amount of the award to the Indemnitee, if any (the “Award Amount”), shall be furnished to the Shareholders’ Representative, the Indemnitee and the Escrow Agent in writing and shall constitute a conclusive determination of the issues in question, binding upon the Shareholders’ Representative and the Indemnitee. If the Indemnitee is determined by the arbitrator to be the prevailing party, then the Award Amount shall be increased by the amount of the reasonable expenses (including attorneys’ fees) of the Indemnitee, and the fees and expenses (including any portion of the arbitrator’s fees and expenses) paid and payable by the Indemnitee in connection with the arbitration. If the Indemnitee is determined by the arbitrator not to be the prevailing party and the arbitrator determines that the Shareholders’ Representative is the prevailing party, then any Award Amount shall be reduced by the amount of the reasonable expenses (including attorneys’ fees) of the Shareholders’ Representative, and the fees and expenses (including any portion of the arbitrator’s fees and expenses) paid and payable by the Shareholders’ Representative in connection with the arbitration; and if no amount is awarded to the Indemnitee, the Indemnitee shall reimburse the Shareholders’ Representative for his reasonable expenses (including attorneys’ fees) and pay the fees and expenses (including any portion of the arbitrator’s fees and expenses) paid and payable by the Shareholders’ Representative in connection with the arbitration. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. Parent and the Shareholders’ Representative shall jointly execute and deliver to the Escrow Agent, within three days following the receipt of the final decision of the arbitrator setting forth the Award Amount, a written notice instructing the Escrow Agent to disburse the Award Amount to the Indemnitee from the Indemnity Escrow Fund.

(g)     The Indemnity Escrow Fund shall be disbursed to the Escrow Participants (as defined below) as follows:

(i)     Within three business days after the date that is six months after the Closing Date, Parent and the Shareholders’ Representative shall jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to disburse to the Escrow Participants from the Indemnity Escrow Fund, in accordance with Section 9.8(h), an amount equal to $3,000,000 minus the sum of:

(A)     the aggregate amount of the Contested Amounts (including the entire Claimed Amount with respect to each indemnification claim as to which the Dispute Period has not yet expired and no Response Notice has been delivered) associated with all indemnification claims that have not been finally resolved and paid in accordance with this Section 9.8 (each, an “Unresolved Escrow Claim”) as of such date; plus

(B)     the total of all amounts previously disbursed from the Indemnity Escrow Fund to any Indemnitee or Indemnitees;

provided, however, that if such sum exceeds $3,000,000, then no such notice shall be delivered and no amount shall be disbursed pursuant to this Section 9.8(g)(i).

(ii)     Within three business days after the date that is 18 months after the Closing Date, Parent and the Shareholders’ Representative shall jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to disburse to the Escrow Participants from the Indemnity Escrow Fund, in accordance with Section 9.8(h), an amount equal to $6,000,000 minus the sum of:

(A)     the aggregate amount of the Contested Amounts (including the entire Claimed Amount with respect to each indemnification claim as to which the Dispute Period has not yet expired and no Response Notice has been delivered) associated with all Unresolved Escrow Claims as of such date; plus

(B)     the total of all amounts previously disbursed from the Indemnity Escrow Fund to any Indemnitee or Indemnitees; plus

(C)     any amount previously disbursed from the Indemnity Escrow Fund to the Escrow Participants;

provided, however, that if such sum exceeds $6,000,000, then no such notice shall be delivered and no amount shall be disbursed pursuant to this Section 9.8(g)(ii).

(iii)     If the amount held in the Indemnity Escrow Fund (the “Aggregate Escrow Balance”) as of the second anniversary of the Closing Date exceeds the aggregate amount of the Contested Amounts (including the entire Claimed Amount with respect to each indemnification claim as to which the Dispute Period has not yet expired and no Response Notice has been delivered) associated with all Unresolved Escrow Claims as of the second anniversary of the Closing Date, then within three business days thereafter Parent and the Shareholders’ Representative shall jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to disburse to the Escrow Participants from the Indemnity Escrow Fund, in accordance with Section 9.8(h), an amount equal to the amount by which the Aggregate Escrow Balance as of the second anniversary of the Closing Date exceeds the sum of such Contested Amounts (including any such Claimed Amounts).

(iv)     Following the second anniversary of the Closing Date, if an Unresolved Escrow Claim is finally resolved, Parent and the Shareholders’ Representative shall jointly execute and deliver to the Escrow Agent, within three business days after the final resolution of such Unresolved Escrow Claim and the payment from the Indemnity Escrow Fund of all amounts owing to the Indemnitee that asserted such Unresolved Escrow Claim, a written notice instructing the Escrow Agent to disburse to the Escrow Participants from the Indemnity Escrow Fund an amount equal to the amount by which the Aggregate Escrow Balance as of the date of the disbursement exceeds the aggregate amount of the Contested Amounts (including the entire Claimed Amount with respect to each indemnification claim as to which the Dispute Period has not yet expired and no Response Notice has been delivered) associated with all remaining Unresolved Escrow Claims.

For purposes of this Section 9.8, if the Required Amendment Shareholder Vote was obtained and the Articles Amendment filed with the Secretary of State of the State of California prior to the Closing, then the “Escrow Participants” shall be the Non-Dissenting Shareholders. If the Required Amendment Shareholder Vote was not obtained prior to the Closing, then the “Escrow Participants” shall be the Specified Shareholders.

(h)     Each disbursement from the Indemnity Escrow Fund to be made to the Escrow Participants shall be made on a pro rata basis based on the Escrow Participants’ respective Escrow Distribution Percentages. An Escrow Participant’s “Escrow Distribution Percentage” shall be the percentage corresponding to the fraction having a numerator equal to the amount contributed to the Indemnity Escrow Fund pursuant to Section 1.5(c) on behalf of such Escrow Participant and having a denominator equal to the Aggregate Indemnity Escrow Cash Amount.

SECTION 10. MISCELLANEOUS PROVISIONS

10.1 Shareholders’ Representative; Expense Escrow Fund Arrangements.

(a)     The Non-Dissenting Shareholders, by virtue of the approval of the principal terms of the Merger, hereby irrevocably nominate, constitute and appoint Robert Wadsworth as the agent, agent for service of process and true and lawful attorney-in-fact of the Non-Dissenting Shareholders (the “Shareholders’ Representative”), with full power of substitution, to act in the name, place and stead of the Non-Dissenting Shareholders with respect to this Agreement and the Escrow Agreement and the taking by the Shareholders’ Representative of any and all actions and the making of any decisions required or permitted to be taken or made by the Shareholders’ Representative under this Agreement or the Escrow Agreement, including the exercise of the power: (i) to execute, deliver, acknowledge, certify and file (in the name of any or all of the Non-Dissenting Shareholders or otherwise) any and all documents and to take any and all actions that the Shareholders’ Representative may, in his sole discretion, determine to be necessary, desirable or appropriate in connection with any indemnification claim under Section 9 or under the Escrow Agreement (including negotiating, entering into compromises or settlements of and demanding arbitration with respect to any such indemnification claim); and (ii) to give and receive notices and communications under this Agreement and the Escrow Agreement. Robert Wadsworth hereby accepts his appointment as the Shareholders’ Representative.

(b)     The power of attorney granted in Section 10.1(a): (i) is coupled with an interest and is irrevocable; (ii) may be delegated by the Shareholders’ Representative; and (iii) shall survive the death or incapacity of each of the Non-Dissenting Shareholders.

(c)     Notwithstanding anything to the contrary contained in this Agreement or the Escrow Agreement, each Indemnitee shall be entitled to deal exclusively with the Shareholders’ Representative on all matters relating to Section 9 and the Escrow Agreement, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Non-Dissenting Shareholder by the Shareholders’ Representative, and on any other action taken or purported to be taken on behalf of any Non-Dissenting Shareholder by the Shareholders’ Representative, as fully binding upon such Non-Dissenting Shareholder.

(d)     The Shareholders’ Representative may be changed by Escrow Participants whose Escrow Distribution Percentages total more than 50% from time to time upon not less than 10 days’ prior written notice to Parent and the Escrow Agent. If the Shareholders’ Representative shall die, become disabled or otherwise be unable to fulfill his responsibilities as representative of the Non-Dissenting Shareholders, then the Non-Dissenting Shareholders shall, within 30 days after such death or disability, appoint a successor representative and, promptly thereafter, shall notify Parent of the identity of such successor. Any such successor shall become the “Shareholders’ Representative” for purposes of this Agreement. If for any reason there is no Shareholders’ Representative at any time, all references herein to the Shareholders’ Representative shall be deemed to refer to the Non-Dissenting Shareholders.

(e)     No bond shall be required of the Shareholders’ Representative and the Shareholders’ Representative shall receive no compensation for his services. The Shareholders’ Representative shall not be liable to any Non-Dissenting Shareholder for any act done or omitted hereunder as Shareholders’ Representative while acting in good faith and in the exercise of his reasonable business judgment with respect to any matter arising out of or in connection with the acceptance or administration of his duties hereunder (it being understood that any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith). The Shareholders’ Representative shall be entitled to be indemnified out of the Expense Escrow Fund for any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholders’ Representative with respect to any matter arising out of or in connection with the acceptance or administration of his duties hereunder. The Shareholders’ Representative shall be entitled to recover any out-of-pocket costs and expenses reasonably incurred by the Shareholders’ Representative in good faith and in connection with actions taken by the Shareholders’ Representative pursuant to this Agreement and the Escrow Agreement (including the hiring of legal counsel and the incurring of legal fees and costs) from the Expense Escrow Fund. The Shareholders’ Representative shall keep reasonably detailed records of the costs and expenses for which he seeks reimbursement from the Expense Escrow Fund.

(f)     The Escrow Agreement will provide that, if at any time while funds remain in the Expense Escrow Fund, the Shareholders’ Representative delivers written instructions signed solely by him to the Escrow Agent to disburse funds therefrom, the Escrow Agent shall make the requested disbursement in the manner so instructed. Parent acknowledges and agrees that no Indemnitee has any right to any of the funds in the Expense Escrow Fund and that all aspects and terms of the Expense Escrow Fund shall be determined at the sole discretion of the Shareholders’ Representative.

10.2 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Contemplated Transactions.

10.3 Fees and Expenses. Except as otherwise provided in this Agreement, each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees, accounting fees and investment banking fees) that have been incurred or that are incurred by or on behalf of such party in connection with the Contemplated Transactions; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys’ fees, incurred in connection with the filing by the parties of the premerger notification and report forms relating to the Merger under the HSR Act and the filing of any notice or other document under any applicable foreign antitrust law or regulation.

10.4 Attorneys’ Fees. If any action, suit or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

10.5 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

      if to Parent:

         Verity, Inc.
         894 Ross Drive,
         Sunnyvale, CA 94089
         Attention: Steve Springsteel
         Facsimile:  (408) 542-4609

         With a copy to:

         Cooley Godward LLP
         5 Palo Alto Square
         3000 El Camino Real
         Palo Alto, CA 94306
         Attention: Timothy J. Moore, Esq.
          Facsimile:  (650) 849-7400

      if to the Company:

         Cardiff Software, Inc.
         3220 Executive Ridge Drive
         Vista, California 92081
         Attention: Dennis Clerke
         Facsimile:  (760) 936-4800

         With a copy to:

         Gray Cary Ware & Freidenrich LLP
         401 B Street, Suite 2000
         San Diego, CA 92101-4297
         Attention: Scott Stanton, Esq.
          Facsimile:  (858) 677-1477

      if to the Shareholders’ Representative:

         Robert Wadsworth
         c/o HarbourVest Partners, LLC
         44th Floor
         One Financial Center
         Boston, MA 02111
          Facsimile:  (617) 350-0305

10.6 Time of the Essence.Time is of the essence of this Agreement.

10.7 Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

10.8 Counterparts and Exchanges by Facsimile Transmission. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile transmission shall be sufficient to bind the parties to the terms of this Agreement.

10.9 Governing Law.

(a)     This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

(b)     Except as otherwise provided in Section 9, any action, suit or proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced in any state or federal court located in the County of Santa Clara, California. Each party to this Agreement: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of California; (ii) agrees that each state and federal court located in the County of Santa Clara, California shall be deemed to be a convenient forum; (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such action, suit or proceeding commenced in any state or federal court located in the County of Santa Clara, California, any claim that such party is not subject personally to the jurisdiction of such court, that such action, suit or proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court; and (iv) waives such party’s right to trial by jury.

10.10 Successors and Assigns. This Agreement shall be binding upon: the Company and its successors and assigns (if any); Parent and its successors and assigns (if any); Merger Sub and its successors and assigns (if any); and the Shareholders’ Representative and his or its successors and assigns (if any). This Agreement shall inure to the benefit of: the Company; Parent; Merger Sub; the other Indemnitees (subject to Section 9.7); the Persons who are officers and directors of the Company as of the date of this Agreement (but only for purposes of Section 5.12); the Shareholders’ Representative; and the respective successors and assigns (if any) of the foregoing. Following the Effective Time, Parent may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 9), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person.

10.11 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach. The parties agree that neither Parent nor any other Indemnitee shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related Legal Proceeding.

10.12 Waiver.

(a)     No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)     No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.13 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent, the Company, Merger Sub and the Shareholders’ Representative.

10.14 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

10.15 Parties in Interest. Except for the provisions of Sections 5.12 and 9, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

10.16 Entire Agreement. This Agreement and the Mutual Confidentiality Agreement dated as of November 4, 2003, between the Company and Parent set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

10.17 Construction.

(a)     For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b)     The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)     As used in this Agreement and in Exhibit A and the Schedules to this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)     Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement.

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        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

VERITY, INC.,
a Delaware corporation

By: /s/ Steven R. Springsteel Name: Steven R. Springsteel Title: SVP/CFO

COLT ACQUISITION CORP.,
a California corporation

By: /s/ Steven R. Springsteel Name: Steven R. Springsteel Title: SVP/CFO

CARDIFF SOFTWARE, INC.,
a California corporation

By: /s/ Dennis E. Clerk Name: Dennis E. Clerk Title: CEO

/s/ Robert Wadsworth ROBERT WADSWORTH, as the Shareholders' Representative

Merger Agreement Signature Page

EXHIBIT A

CERTAIN DEFINITIONS

        For purposes of the Agreement (including this Exhibit A and the Disclosure Schedule):

        Accrued Series B Dividend Per Share Amount. “Accrued Series B Dividend Per Share Amount” shall mean the amount of all accrued and unpaid dividends on each share of Series B Preferred Stock immediately prior to the Effective Time.

        Acquired Corporation Affiliate. “Acquired Corporation Affiliate” shall mean any Person under common control with an Acquired Corporation within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

        Acquired Corporation Contract. “Acquired Corporation Contract” shall mean any Contract: (a) to which an Acquired Corporation is a party; (b) by which an Acquired Corporation or any of its assets is bound or under which an Acquired Corporation has any obligation; or (c) under which an Acquired Corporation has any right or interest.

        Acquired Corporation Employee. “Acquired Corporation Employee” shall mean any current or former employee, independent contractor, consultant or director of an Acquired Corporation or an Acquired Corporation Affiliate.

        Acquired Corporation Employee Agreement. “Acquired Corporation Employee Agreement” shall mean any management, employment, change in control, transaction bonus, severance, consulting, relocation, repatriation or expatriation agreement or other Contract between an Acquired Corporation or an Acquired Corporation Affiliate and any Acquired Corporation Employee, other than any such Contract that is terminable “at will” without any obligation on the part of an Acquired Corporation or any Acquired Corporation Affiliate to make any payments or provide any benefits in connection with any termination of such Contract.

        Acquired Corporation Employee Plan. “Acquired Corporation Employee Plan” shall mean any plan, program, policy, practice or Contract providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other benefits or remuneration of any kind, whether written, unwritten or otherwise and whether funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan), that is or has been maintained, contributed to or required to be contributed to by an Acquired Corporation or any Acquired Corporation Affiliate for the benefit of any Acquired Corporation Employee, or with respect to which an Acquired Corporation or any Acquired Corporation Affiliate has or may have any liability or obligation; provided, however, than an Acquired Corporation Employee Agreement shall not be considered an “Acquired Corporation Employee Plan.”

        Acquired Corporation IP. “Acquired Corporation IP” shall mean all Intellectual Property Rights and Intellectual Property in or to which an Acquired Corporation has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

        Acquired Corporation IP Contract. “Acquired Corporation IP Contract” shall mean any Acquired Corporation Contract that contains any assignment or license of, or any covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Acquired Corporation IP or any Intellectual Property developed by, with or for an Acquired Corporation.

        Acquired Corporation Pension Plan. “Acquired Corporation Pension Plan” shall mean any Acquired Corporation Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA and any other occupational pension plans, including final salary and money purchase plans.

        Acquired Corporations. “Acquired Corporations” shall mean (i) the Company, (ii) each Subsidiary of the Company, and (iii) each corporation or other Entity that has been merged into or that otherwise is a predecessor to any of the Entities identified in clauses “(i)” and “(ii)” above.

        Acquired Corporation Software. “Acquired Corporation Software” shall mean any software (including software development tools and firmware and other software embedded in hardware devices, and all updates, upgrades, releases, enhancements and bug fixes) owned, developed (or currently being developed), used, marketed, distributed, licensed or sold by an Acquired Corporation at any time (other than non-customized third-party software licensed to the Company solely for internal use on a non-exclusive basis).

        Acquisition Transaction. “Acquisition Transaction” shall mean any transaction involving: (a) the sale, license, disposition or acquisition of all or a substantial portion of the business or assets of any Acquired Corporation; (b) the issuance, disposition or acquisition of (i) any capital stock or other equity security of an Acquired Corporation (other than Company Common Stock issued to employees of the Company upon exercise of Company Options in routine transactions in accordance with the Company’s past practices), (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of an Acquired Corporation, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of an Acquired Corporation; or (c) any merger, consolidation, share exchange, business combination, reorganization, recapitalization or similar transaction involving an Acquired Corporation.

        Aggregate Company Transaction Expense Amount. “Aggregate Company Transaction Expense Amount” shall mean the aggregate dollar amount of (a) all Transaction Expenses (including legal fees and expenses, accounting fees and expenses, financial advisory fees and expenses and filing fees) that have been paid or incurred by or on behalf of the respective Acquired Corporations prior to the Effective Time, and (b) all Transaction Expenses that are payable or are expected to become payable or to be incurred by or on behalf of the respective Acquired Corporations at or after the Effective Time.

    Agreement.        “Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.

    COBRA.        “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

    Code.        “Code” shall mean the Internal Revenue Code of 1986, as amended.

        Company Articles. "Company Articles" shall mean the articles of incorporation of the Company.

        Company Capital Stock."Company Capital Stock" shall mean Company Common Stock and Company Preferred Stock.

        Company Common Stock."Company Common Stock" shall mean the common stock, no par value, of the Company.

        Company Material Adverse Effect. “Company Material Adverse Effect” shall mean any change, effect, claim, circumstance or matter that (considered together with all other changes, effects, claims, circumstances or matters) is, or could reasonably be expected to be or to become, materially adverse to (a) the business, financial condition, capitalization, assets (tangible or intangible), Intellectual Property, liabilities (contingent or otherwise), results of operations or financial performance of the Company and its Subsidiaries taken as a whole, (b) Parent’s right to own, or to derive any benefit of ownership of, the stock of the Surviving Corporation, or (c) the ability of the Company to consummate the Merger or any of the other Contemplated Transactions or to perform any of its obligations under the Agreement; provided, however, that none of the following shall be deemed in and of themselves to constitute a Company Material Adverse Effect: (i)  any failure by the Company to meet internal projections or forecasts; or (ii) any adverse change, effect, occurrence, state of facts or development attributable to conditions affecting the industries in which the Acquired Corporations participate, the U.S. economy as a whole or foreign economies in any locations where an Acquired Corporation has material operations or sales, provided that such change, effect, occurrence, state of facts or development does not have a disproportionate impact on any of the Acquired Corporations.

        Company Option. “Company Option” shall mean an option to acquire shares of Company Common Stock from the Company, whether vested or unvested, granted by the Company pursuant to the terms of any Company Option Plan.

        Company Preferred Stock. “Company Preferred Stock” shall mean the Series A Preferred Stock, the Series A-1 Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock.

    Consent.        “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

        Contemplated Transactions. “Contemplated Transactions” shall mean the transactions and other matters contemplated by this Agreement, including (a) the Merger, (b) if the Required Amendment Shareholder Vote is obtained, the adoption of the Articles Amendment, and (c) the solicitation and obtaining of written consents of the shareholders of the Company approving the principal terms of the Agreement and approving the Articles Amendment.

    Contract.        “Contract” shall mean any legally binding, express or implied, written or oral agreement, contract, subcontract, lease, understanding, instrument, certificate, commitment, arrangement or undertaking.

    Damages.        “Damages” shall include any loss, damage (including consequential, indirect and special damages), injury, decline or diminution in value, lost opportunity, lost profits, liability (contingent or otherwise, and including any liability of Parent or the Surviving Corporation under Section 5.12 of the Agreement), claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees, whether relating to a Third Party Claim, an action by an Indemnitee to enforce its rights under the Agreement or any other action, proceeding or claim), charge, cost (including costs of investigation) or expense of any nature.

        Disclosure Schedule. “Disclosure Schedule” shall mean the schedule (dated as of the date of the Agreement) delivered to Parent on behalf of the Company.

    DOJ.        “DOJ” shall mean the United States Department of Justice.

    DOL.        “DOL” shall mean the United States Department of Labor.

    Encumbrance.        “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

    Entity.        “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

        Environmental Law. “Environmental Law” shall mean any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Legal Requirement relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

    ERISA.        “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

    Escrow Agent..        "Escrow Agent" shall mean U.S. Bank National Association.

        Escrow Agreement. “Escrow Agreement” shall mean the escrow agreement to be entered into among Parent, the Shareholders’ Representative and the Escrow Agent on the Closing Date, substantially in the form of Exhibit F to the Agreement.

    Exchange Act. .        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        Expense Escrow Fund. “Expense Escrow Fund” shall mean the escrow fund established pursuant to the Escrow Agreement for the purpose of paying the expenses of the Shareholders’ Representative incurred by the Shareholders’ Representative under Sections 9 and 10.1 of the Agreement.

    FMLA.        “FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

        Foreign Plan. “Foreign Plan” shall mean: (a) any plan, program, policy, practice, Contract or other arrangement mandated by a Governmental Body outside the United States; (b) any Acquired Corporation Employee Plan that is subject to any of the Legal Requirements of any jurisdiction outside the United States; and (c) any Acquired Corporation Employee Plan that covers or has covered any Acquired Corporation Employee whose services are or have been performed primarily outside of the United States.

    FTC.        “FTC” shall mean the United States Federal Trade Commission.

    GAAP.        “GAAP” shall mean generally accepted accounting principles in the United States of America.

        Governmental Authorization. “Governmental Authorization” shall mean any permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

        Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization (including Nasdaq).

        Government Bid. “Government Bid” shall mean any quotation, bid or proposal submitted to any Governmental Body or any proposed prime contractor or higher-tier subcontractor of any Governmental Body.

        Government Contract. “Government Contract” shall mean any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

    HIPAA.        “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

        HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

    Indemnitees.        “Indemnitees” shall mean the following Persons: (a) Parent; (b) Parent’s current and future affiliates (including the Surviving Corporation); (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a)", “(b)” and “(c)” above; provided, however, that the Persons who were shareholders of the Company prior to the Effective Time shall not be deemed to be “Indemnitees.”

        Indemnity Escrow Fund. “Indemnity Escrow Fund” shall mean the escrow fund established pursuant to the Escrow Agreement for the purpose of securing the indemnification and other rights of Parent and the other Indemnitees pursuant to Section 9 of the Agreement.

        Intellectual Property. “Intellectual Property” shall mean algorithms, APIs, apparatus, databases, data collections, development tools, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), subroutines, techniques, user interfaces, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

        Intellectual Property Rights. “Intellectual Property Rights” shall mean all past, present and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above.

        IRS."IRS" shall mean the United States Internal Revenue Service.

        Knowledge.An individual shall be deemed to have “Knowledge” or be aware of a particular fact or other matter if:

(a)	such individual is actually aware of such fact or other matter; or

(b)	such individual could reasonably be expected to have had knowledge of such fact or other matter following a reasonable investigation, if under the circumstances a reasonable person would have determined such investigation was required or appropriate in the normal course of fulfillment of such individual’s duties.

        The Company shall be deemed to have “Knowledge” of a particular fact or other matter if any Key Shareholder, any director or officer of an Acquired Corporation or any individual identified on Annex 1 to this Exhibit A has Knowledge of such fact or other matter.

        Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

        Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

        Materials of Environmental Concern. “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.

        Non-Dissenting Shareholder. “Non-Dissenting Shareholder” shall mean each shareholder of the Company that does not perfect such shareholder’s dissenters’ rights under the CGCL and is otherwise entitled to receive consideration pursuant to Section 1.5.

    Order.        “Order” shall mean any order, writ, injunction, judgment or decree.

    PBGC.        “PBGC” shall mean the United States Pension Benefit Guaranty Corporation.

    Person.        “Person” shall mean any individual, Entity or Governmental Body.

        Record Date. “Record Date” shall mean the record date for the written consents of the shareholders of the Company approving the Articles Amendment and the principal terms of the Merger.

        Registered IP. “Registered IP” shall mean all Intellectual Property Rights that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.

    Representatives.        “Representatives” shall mean officers, directors, partners, trustees, executors, employees, agents, attorneys, accountants and advisors.

    SEC.        “SEC” shall mean the United States Securities and Exchange Commission.

        Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

    Subsidiary.        An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests or such Entity.

    Tax.        “Tax” shall mean any (a) federal, state, local, foreign or other tax (including any income, franchise, capital stock, license, severance, occupation, employment, premium, windfall profits, environmental, alternative, minimum or add-on minimum, franchise, gross receipts, value-added, surtax, excise, ad valorem, transfer, stamp, sales, use, real property, personal property, business, social security, registration, unemployment, disability, withholding, payroll or similar tax), levy, assessment, tariff, duty (including any customs or similar duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), whether disputed or not, that is imposed, assessed or collected by or under the authority of any Governmental Body, or (b) obligation to indemnify or otherwise assume or succeed to all or any portion of the Tax liability of any other Person.

        Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

        Transaction Documents. “Transaction Documents” shall mean the Merger Agreement, the Shareholder Agreements, the Escrow Agreement, the Noncompetition Agreements referred to in Section 6.9(b) of the Agreement, the Releases referred to in Section 6.9(c) of the Agreement and the certificate referred to in Section 6.9(j) of the Agreement.

        Transaction Expense. “Transaction Expense” shall mean any fee, cost, expense, payment, expenditure, liability (contingent or otherwise) or obligation (whether incurred prior to the date of the Agreement, during the Pre-Closing Period or at or after the Effective Time) that:

    (a)        relates directly or indirectly to (i) the proposed disposition of all or a portion of the business of the Acquired Corporations, or the process of identifying, evaluating and negotiating with prospective purchasers of all or a portion of the business of the Acquired Corporations, (ii) the investigation and review conducted by Parent and its Representatives, and any investigation or review conducted by other prospective purchasers of all of a portion of the business of the Acquired Corporations, with respect to the business of the Acquired Corporations (and the furnishing of information to Parent and its Representatives and such other prospective purchasers and their Representatives in connection with such investigation and review), (iii) the negotiation, preparation, review, execution, delivery or performance of the Agreement (including the Disclosure Schedule), the Information Statement or any certificate, opinion, Contract or other instrument or document delivered or to be delivered in connection with any of the Contemplated Transactions, (iv) the preparation and submission of any filing or notice required to be made or given in connection with any of the Contemplated Transactions, and the obtaining of any Consent required to be obtained in connection with any of such transactions, or (v) the consummation of the Merger or any of the other Contemplated Transactions; or

    (b)        arises or is expected to arise, is triggered or becomes due or payable, in whole or in part, as a direct or indirect result of the consummation (whether alone or in combination with any other event or circumstance) of the Merger or any of the other Contemplated Transactions;

provided, however, that “Transaction Expenses” shall not include any employee severance or integration costs that are or may become payable as a result of actions taken after the Effective Time.

List of Exhibits and Schedules to the Agreement and Plan of Merger Excluded Pursuant to
Item 601(b)(2) of Regulation S-K

Annex 1 to Exhibit A	Individuals Whose Knowledge is Imputed to the Company
Exhibit B	Form of Amended and Restated Articles of Incorporation of the Surviving Corporation
Exhibit C	Form of Noncompetition Agreement
Exhibit D	Form of Release
Exhibit E	Form of Opinion
Exhibit F	Form of Escrow Agreement

Schedule I	Key Shareholders
Schedule 1.4	Directors and Officers of the Surviving Corporation
Schedule 1.5(g)	Company Shareholders
Schedule 1.6(d)	Company Option Holders
Schedule 5.5	Agreements to be Terminated
Schedule 6.6	Required Consents
Schedule 6.9(b)	Individuals to Execute Noncompetition Agreements
Schedule 6.13	Key Employees

ALL EXHIBITS AND SCHEDULES TO THE AGREEMENT HAVE BEEN OMITTED. COPIES OF SUCH SCHEDULES WILL BE FURNISHED SUPPLEMENTALLY TO THE COMMISSION UPON REQUEST.

Disclosure Schedule—The Disclosure Schedule is a separate deliverable not part of the Agreement and Plan of Merger, which includes exceptions to the representations and warranties made by Cardiff Software, Inc. in the Agreement and Plan of Merger together with certain disclosures made by Cardiff Software, Inc..